Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CYCLE GROUP HOLDINGS LIMITED,

AT2B, INC.

and

APPLIED THERAPEUTICS, INC.

Dated as of December 11, 2025

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-ii-

Section 9.10.	Parent Performance Guaranty	59
Section 9.11.	Jurisdiction; Waiver of Jury Trial	59
Section 9.12.	Service of Process	59
Section 9.13.	Specific Performance	59
Section 9.14.	Interpretation	60

Annexes

Annex I	Conditions to the Offer
Annex II	Certificate of Incorporation of the Surviving Corporation
Annex III	Bylaws of the Surviving Corporation
Annex IV	Merger Control Laws
Annex V	Form of Contingent Value Rights Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2025 (this “Agreement”), among Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), AT2B, Inc., a Delaware corporation and an indirectly wholly owned Subsidiary of Parent (“Purchaser”), and Applied Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the boards of directors of Parent, Purchaser and the Company each have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement, and, accordingly, Purchaser has agreed to commence a tender offer (as it may be amended, modified or extended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the issued and outstanding shares of Company Common Stock (each, a “Share” and, collectively, “Shares”), for $0.088 per Share, net to the seller in cash, without interest (the “Closing Amount”) plus one contingent value right per Share (a “CVR”) that shall represent the right to receive the Milestone Payments and the Closing Cash Payment, as such terms are defined in the Contingent Value Rights Agreement, in the form attached hereto as Annex V (the “CVR Agreement”) to be entered into between Parent and an agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholdings;

WHEREAS, as soon as practicable following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of Shares, (ii) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, the boards of directors of Parent and Purchaser each have (i) declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, and (ii) adopted this Agreement and approved the execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger;

WHEREAS, the sole stockholder of Purchaser will approve and adopt this Agreement promptly following its execution; and

WHEREAS, concurrently with the execution of this Agreement, the Company has executed and delivered to Parent an Unsecured Promissory Note pursuant to which Parent has agreed to lend the Company an aggregate principal amount of up to $8,500,000 for the Company’s working capital funding requirements and other general corporate purposes on an unsecured basis (the “Promissory Note”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, subject to the terms and conditions of this Agreement, (i) Purchaser will, and Parent will cause Purchaser to, as promptly as practicable after the date of this Agreement ((A) but in no event later than the tenth (10th) Business Day following the date of this Agreement, provided, that if the principal offices of the SEC in Washington, D.C. are not open to accept filings on such date, the first (1st) day after such date that the principal offices of the SEC in Washington, D.C. are open to accept filings, and (B) without the consent of the Company, not to be unreasonably withheld, conditioned or delayed, in no event earlier than the date specified in clause (A)), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase for cash any (subject to the Minimum Tender Condition) and all Shares at the Offer Price. The obligation of Purchaser (and of Parent to cause Purchaser) to accept for payment and to pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction or waiver (to the extent permitted hereunder) of those conditions set forth in Annex I (the “Offer Conditions”). Unless extended in accordance with Section 1.1(a)(ii), the Offer will expire at one minute after 11:59 p.m. Eastern Time on the twentieth (20th) Business Day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following (and including the day of) the commencement of the Offer (the “Initial Expiration Date”), or, if the Offer has been extended in accordance with Section 1.1(a)(ii), at the time and date to which the Offer has been so extended (the Initial Expiration Date, and/or such later time and date to which the Offer has been extended in accordance with Section 1.1(a)(ii), the “Expiration Date”). Purchaser expressly reserves the right at any time or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price, except that, without the prior written consent of the Company, Purchaser may not (A) decrease the Closing Amount or amend the terms of the Milestones and Closing Cash Proceeds (as each is defined in the CVR Agreement), (B) change the form of the consideration payable in the Offer, (C) decrease the number of Shares sought pursuant to the Offer, (D) amend, modify, or waive the Minimum Tender Condition, (E) add to the Offer Conditions or impose any other conditions on the Offer, (F) amend or modify the Offer Conditions in a manner adverse to the holders of Shares, (G) extend the Expiration Date of the Offer except as required or permitted by Section 1.1(a)(ii), or (H) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

(ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Purchaser of the Offer Conditions as of any scheduled Expiration Date, Purchaser will accept for purchase and pay for any and all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”). Purchaser shall not permit holders of Shares to tender Shares pursuant to the Offer pursuant to guaranteed delivery procedures. Purchaser will (A) extend the Offer for one or more periods of time of up to ten (10) Business Days per extension if at any scheduled Expiration Date any Offer Condition is not satisfied and has not been waived (to the extent permitted hereunder) and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date. The

Company will register (and will instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Acceptance Time.

(b) On the date of commencement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that includes as exhibits the offer to purchase and related letter of transmittal, summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and will disseminate the Offer Documents to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company will furnish promptly to Parent and Purchaser all information reasonably requested by Parent and Purchaser concerning the Company and required by applicable federal securities Laws to be set forth in the Offer Documents. Except from and after a Change of Board Recommendation, Parent and Purchaser will afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC (including any amendment or supplement thereto), and consider any comments from the Company or its counsel in good faith (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Purchaser will (i) promptly provide the Company and its counsel with a copy of any written comments (and/or a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto, and consider any comments from the Company or its counsel in good faith (it being understood that the Company or its counsel shall provide any comments thereon as soon as reasonably practicable) and (iii) promptly provide the Company with copies of any responses to any such comments, in each case, except from and after a Change of Board Recommendation. Each of Parent, Purchaser and the Company will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become aware that such information has become false or misleading in any material respect. Parent and Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be promptly filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

(c) Parent will, promptly following the expiration of the Offer, provide or cause to be provided to Purchaser the funds necessary to timely purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(d) Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Purchaser will terminate the Offer promptly (and in any event within twenty-four (24) hours of such termination of this Agreement pursuant to Article VIII), and Purchaser will not acquire any Shares pursuant to the Offer. If the Offer is terminated by Purchaser, if the Offer is terminated with consent of the Company or if this Agreement is terminated pursuant to Article VIII prior to the acquisition of Shares in the Offer, Purchaser will promptly (and in any event within two (2) Business Days of such termination) return, and will cause any depositary or other agent acting on behalf of Purchaser to return, in accordance with applicable Law, all Shares tendered into the Offer to the registered holders thereof.

(e) The (i) Offer Price and (ii) Merger Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange or readjustment of shares of the Company, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date of this Agreement and prior to (A) the payment by Purchaser for Shares validly tendered and not validly withdrawn in connection with the Offer (with respect to the Offer Price) or (B) the Effective Time (with respect to the Merger Consideration).

(f) Parent shall, and shall direct the Rights Agent to, at or prior to the Acceptance Time, duly authorize, execute and deliver the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental in any material respects to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Section 1.2. Company Consent; Schedule 14D-9. As promptly as practicable on the date the Offer is commenced after the filing of the Offer Documents (but in no event later than the first (1st) Business Day following the date on which the Offer Documents are filed), the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to the conditions set forth herein, the Company Board Recommendation. The Company will include in the Schedule 14D-9 the information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL. The Company will establish the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL; provided, that, such record date will not be more than ten (10) calendar days prior to the date that the Schedule 14D-9 is first mailed. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and, absent a Change of Board Recommendation, to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Parent and Purchaser, absent a Change of Board Recommendation, will disseminate a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Parent and Purchaser will furnish promptly to the Company all information concerning Parent and Purchaser reasonably requested by the Company or required by applicable federal securities Laws to be set forth in the Schedule 14D-9. Except with respect to any amendments filed in connection with an Acquisition Proposal or a Change of Board Recommendation, Parent and Purchaser and their counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC (including any amendment or supplement thereto), and the Company will consider any comments from Parent, Purchaser or their counsel in good faith. The Company will (i) promptly provide Parent, Purchaser and their counsel with a copy of any written comments (and/or a description of any oral comments) received by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with Parent and Purchaser regarding any such comments prior to responding thereto, and consider any comments from Parent and Purchaser or their counsel in good faith (it being understood that Parent and Purchaser or their counsel shall provide any comments thereon as soon as reasonably practicable), and (iii) promptly provide Parent and Purchaser with copies of any responses to any such comments, except, in the case of each of clause (i) through (iii), with respect to comments related to an Acquisition Proposal or in connection with a Change of Board Recommendation. Each of the Company, Parent and Purchaser will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become aware that such information has become false or misleading in any material respect. The Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

Section 1.3. Stockholder Lists. In connection with the Offer, the Company will cause its transfer agent to promptly furnish Parent and Purchaser with mailing labels, security position listings and computer files containing the names and addresses of the record holders of Shares as of a recent practicable date preceding the date on which the Offer is commenced (such date, the “Stockholder List Date”), and the Company will furnish or cause to be furnished to Parent and Purchaser such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Purchaser will hold and use all information and documents provided to it under this Section 1.3 in accordance with the agreement regarding confidentiality, by and between Parent and the Company, dated October 30, 2025 (as amended or waived, the “Confidentiality Agreement”).

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2. Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251 of the DGCL), the closing of the Merger (the “Closing”) will take place (i) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York or by electronic exchange of deliverables as soon as practicable following the consummation of the Offer, but in no event later than the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (ii) at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Purchaser and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3. Effects of the Merger. The Merger will have the effects set forth herein and in the DGCL.

Section 2.4. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Company Charter will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex II, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Purchaser, the Company Bylaws will be amended and restated in their entirety so as to read in the form of Annex III, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation or removal, or until his or her successor is duly elected and qualified.

Section 2.6. Merger Without a Vote of Stockholders. The Merger will be governed by Section 251(h) of the DGCL. The parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 3.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or the holders of any of the following securities, the following will occur:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”) less any applicable tax withholding, and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Shares in accordance with Section 3.4 and the CVR Agreement;

(b) each Share held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned Subsidiary of Parent, Purchaser or the Company, immediately prior to the Effective Time, will be cancelled and retired without any conversion thereof; and no payment or distribution will be made with respect thereto (together with the Dissenting Shares, the “Excluded Shares”);

(c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation; and

(d) each Dissenting Share immediately prior to the Effective Time will be cancelled and retired without any conversion thereof, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and treated as described in Section 3.3.

Section 3.2. Treatment of Equity Awards and Warrants.

(a) The Company Board (or, if appropriate, a committee administering the Company Equity Plans) has adopted, or, as soon as practicable following the date of this Agreement (and, in any event, prior to the Effective Time), will adopt, resolutions and shall take all actions necessary to (i) terminate each Company Equity Plan in accordance with its terms, effective as of the Effective Time and (ii) approve the actions contemplated by this Section 3.2(a) ((i) and (ii) collectively, the “Equity Actions”). Prior to the Effective Time, the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith) evidencing the Equity Actions:

(i) Company Stock Options.

(A) Each In-The-Money Company Stock Option (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled In-The-Money Company Stock Option will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such In-The-Money Company Stock Option, (1) an amount in cash (less applicable tax withholdings pursuant to Section 3.6) equal to the product of (x) the total number of Shares subject to such In-The-Money Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess of the Closing Amount over the applicable exercise price per Share under such In-The-Money Company Stock Option, which shall be payable in accordance with Section 3.2(b), and (2) one CVR for each Share subject to such In-The-Money Company Stock Option immediately prior to the Effective Time, which shall be payable in accordance with the CVR Agreement.

(B) Each Out-Of-The-Money Company Stock Option (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested as of prior to the Effective Time, and the Company shall permit the holders of Out-Of-The-Money Company Stock Options to exercise such Out-Of-The-Money Company Stock Options prior to the Effective Time, and any Out-Of-The-Money Company Stock Options that remain outstanding and unexercised as of the Effective Time shall be cancelled without any consideration being payable in respect thereof and shall have no further force or effect.

(ii) Company RSUs. Each Company RSU (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company RSU will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such Company RSU, (1) an amount in cash (less applicable tax withholdings pursuant to Section 3.6) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company RSU immediately prior to the Effective Time multiplied by (y) the Closing Amount, which shall be payable in accordance with Section 3.2(b), and (2) one CVR for each Share subject to such Company RSU immediately prior to the Effective Time, which shall be payable in accordance with the CVR Agreement.

(b) Subject to Section 3.6, Parent will cause the Surviving Corporation to make all payments to former holders of Company Equity Awards required under Section 3.2(a) through the Surviving Corporation’s payroll systems as promptly as practicable after the Effective Time, and in any event, no later than the second payroll date after the Effective Time; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) Prior to the Effective Time, the Company will adopt resolutions to (i) provide that (A) the commencement of any offering period will be suspended following the date of this Agreement under the 2019 ESPP unless and until this Agreement is terminated, (B) no individuals shall commence participation in the 2019 ESPP during the period from the date of this Agreement through the Effective Time, and (C) no current participant in the 2019 ESPP may increase his or her rate of contribution under the 2019 ESPP during the period from the date of this Agreement through the Effective Time, and (ii) terminate the 2019 ESPP effective as of the Effective Time, with any outstanding rights as of immediately prior to the Effective Time exercised for whole Shares prior to the Effective Time in accordance with the terms of the 2019 ESPP (and the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase), and the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith).

(d) Each Common Stock Warrant and each Pre-Funded Warrant outstanding and not exercised immediately prior to the Effective Time shall be cancelled and thereafter represent only the right to receive from (or from a Person on behalf of) the Surviving Corporation an amount in cash, without interest, equal to the Black Scholes Value (as defined in the applicable Common Stock Warrant or Pre-Funded Warrant) of the remaining unexercised portion of such Common Stock Warrant or Pre-Funded Warrant in accordance with its terms, less applicable tax withholdings pursuant to Section 3.6, and shall terminate and be deemed to be surrendered for no consideration. Each Legacy Warrant outstanding and not exercised immediately prior to the Effective Time shall cease to represent a Legacy Warrant exercisable for Shares, and the holder of such Legacy Warrant will thereafter only be entitled to receive, upon the exercise of such Legacy Warrant by such holder, the Merger Consideration as if such exercise had taken place immediately prior to the Effective Time. Each Other Legacy Warrant outstanding and not exercised immediately prior to the Effective Time shall cease to represent an Other Legacy Warrant exercisable for Shares and shall terminate in accordance with its terms. The Company agrees to comply with the notice and exercise provisions in the Common Stock Warrants, Pre-Funded Warrants, Legacy Warrants and Other Legacy Warrants, as applicable, in connection with the Contemplated Transactions, and shall provide Parent with reasonable opportunity to review and comment on any such notices and will give reasonable and good faith consideration to such comments (it being understood that Parent shall provide any comments thereon as soon as reasonably practicable). Following the Effective Time, no holder of any Common Stock Warrant, Pre-Funded Warrant, Legacy Warrant or Other Legacy Warrant shall have any right hereunder or thereunder to acquire any shares of Company Common Stock or any securities in the Surviving Corporation, Parent or any of their respective Affiliates.

Section 3.3. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a holder of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder effectively withdraws or otherwise loses his, her or its right to appraisal in accordance with Section 262 of the DGCL, in which case such Dissenting Shares will be treated as if such Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates, pursuant to Section 3.1, if applicable.

(b) The Company will give Parent (i) reasonably prompt written notice of any written demands for payment of fair value received by the Company, and any withdrawals thereof, received from stockholders or provided to stockholders by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares and (ii) the opportunity and right to participate in all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal. Prior to the Effective Time, the Company shall not be required to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c) If any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to obtain payment of the fair value of such holder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such holder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if such holder’s Shares, as of the Effective Time, had been converted into the right to receive the Merger Consideration, without interest thereon, as set forth in Section 3.1(a), upon surrender of the Certificate or Certificates, if applicable.

Section 3.4. Surrender of Shares.

(a) Prior to the Acceptance Time, Parent will deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Closing Amount (calculated for the purposes of this Section 3.4(a) assuming that all outstanding Shares are tendered into the Offer), and Parent will cause the Paying Agent to timely make all payments contemplated in Section 3.4(b). Such cash may be invested by the Paying Agent as directed by Parent; provided (i) that such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent, Purchaser or the Paying Agent from making the payments required by this Article III and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as

Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Closing Amount, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 3.4(b). The aggregate Closing Amount as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 3.4(b), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand. Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.

(b) As promptly as practicable after the Effective Time (and in any event within two (2) Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”), if any, that immediately prior to the Effective Time represented outstanding Shares which were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form reasonably acceptable to Parent and the Company (which will (x) specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of such Certificate to the Paying Agent and (y) contain such other provisions as are customary and reasonably acceptable to Parent and the Company) and (ii) instructions for effecting the surrender of the Certificate, as well as a duly completed letter of transmittal, and such other customary documents, each in a form reasonably acceptable to the Company and Parent, as may be reasonably required to be delivered pursuant to the instructions contained in the letter of transmittal, in exchange for payment of the Merger Consideration payable pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, and such other customary documents, each in a form reasonably acceptable to the Company and Parent, as may be reasonably required to be delivered pursuant to the instructions of such letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered will be cancelled. Until surrendered as contemplated by this Section 3.4(b), each Certificate will be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation; provided, that, notwithstanding the foregoing, in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Shares may be made to a Person other than the Person in whose name the Certificates so surrendered are registered if such Certificates are properly endorsed or otherwise are in proper form for transfer and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establishes, to the reasonable satisfaction of the Surviving Corporation, that such Tax has been paid or is not applicable. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) A holder of record of book-entry Shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares which were converted pursuant to Section 3.1 into the right to receive Merger Consideration will, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange for such Book-Entry Shares, Merger Consideration for each Share formerly represented by such Book-Entry Share, and such Book-Entry Share will be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(d) At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of a Certificate or Book-Entry Share. None of Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered, or the applicable “agent’s message” or other evidence is not received in respect of a Book-Entry Share, immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(e) From and after the Effective Time, the stock transfer books of the Company will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article III.

(f) In the event that any Certificate has been lost, stolen or destroyed (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), upon the holder’s delivery of an affidavit of loss to the Paying Agent, Parent will cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate in accordance with this Agreement.

Section 3.5. Section 16 Matters. Prior to the Acceptance Time, the Company Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares and Company Equity Awards in the Contemplated Transactions.

Section 3.6. Withholding. Each of Purchaser and Parent will be entitled to deduct and withhold, or cause the Paying Agent or the Rights Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or the CVR Agreement such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder or any other applicable federal, state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld and properly paid over to the appropriate Governmental Body, such amounts will be treated as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement, any amounts subject to compensatory withholding and payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the Company for payment through the Company’s payroll procedures in accordance with applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents filed and publicly available after January 1, 2023 through at least two (2) Business Day prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature; provided that any factual information contained within such disclosure shall not be excluded) or (b) the confidential disclosure letter delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”) (it being acknowledged and agreed that clause (a) shall not apply to any representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), Section 4.4 (Subsidiaries; Other Interests), Section 4.5 (No Breach), Section 4.6 (Consents), Section 4.22 (Brokerage), Section 4.23 (State Takeover Statutes), Section 4.25 (Disclosure) and Section 4.27 (Opinion)), the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1. Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the Promissory Note and perform its obligations hereunder. The Company has all requisite corporate power and authority and all Permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to hold such Permits that would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) True and complete copies of the Company Charter and the Company Bylaws in each case as in full force and effect as of the date hereof (the “Company Organizational Documents”) and the form of agreement in respect of each Company Warrant, have been heretofore made available to Parent and Purchaser.

Section 4.2. Authorization; Valid and Binding Agreement. Assuming the Contemplated Transactions are consummated and the Merger becomes effective in accordance with Section 251(h) of the DGCL, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Promissory Note, to perform its obligations hereunder and to consummate the Offer and the Merger. The Company Board has unanimously (a) determined that this Agreement, the Promissory Note and the Contemplated Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement, the Promissory Note and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (c) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”), which actions have not, as of the date of this Agreement, been rescinded, modified or withdrawn. No other corporate action, on the part of the Company, is necessary to authorize this Agreement or the Promissory Note. The Company has duly executed and delivered this Agreement and the Promissory Note and, assuming the due authorization, execution and delivery by Purchaser and Parent of this Agreement and the due authorization, execution and delivery by Parent of the Promissory Note, each of this Agreement and the Promissory Note constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3. Capital Stock.

(a) The authorized capital stock of the Company consists of 260,000,000 shares of capital stock, consisting of (i) 250,000,000 Shares and (ii) 10,000,000 shares of Company Preferred Stock.

(b) As of December 9, 2025 (the “Measurement Date”), (i) 152,458,977 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) an aggregate of 21,731,541 Shares were reserved for issuance and/or delivery of Company Equity Awards under the Company Equity Plans, of which 5,621,941 Shares are subject to outstanding Company Stock Options and 4,667,480 Shares are subject to outstanding Company RSUs, (iv) 10,725,000 Shares are subject to issuance upon exercise of the Common Stock Warrants, (v) 1,500,000 Shares are subject to issuance upon exercise of the Pre-Funded Warrants, and (vi) no Shares were held in the treasury of the Company. To the Knowledge of the Company, as of the Measurement Date, 125,618 Shares are subject to issuance upon exercise of the Legacy Warrants.

(c) Section 4.3(c) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of outstanding Company Equity Awards, including, with respect to each such Company Equity Award, (i) the number of the Shares subject thereto, (ii) the holder thereof and (iii) the exercise price (if any). Each Company Equity Award, (x) was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action and granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Equity Plan under which it was granted. Each Company Stock Option has an exercise price equal to no less than the fair market value of the underlying Shares on the Grant Date, as determined in accordance with Section 409A of the Code.

(d) The Company Warrants have not been amended or supplemented since being made available to Parent, and there are no Contracts providing for the amendment or supplement of such Company Warrants. All Company Warrants were issued in material compliance with all applicable Laws and not in violation in any material respect of any the requirements set forth in the Company Organizational Documents in effect at the time of the issuance thereof. Except as set forth on Section 4.3(d) of the Company Disclosure Letter, no notice to, or consent or approval of, the Company Warrant holders is necessary to permit the treatment of the Company Warrants as provided herein.

(e) All outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(f) Except as disclosed in this Section 4.3 or set forth in Section 4.3(f) of the Company Disclosure Letter, as of the Measurement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound: (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in the Company; (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract; (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of the Company Common Stock; or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(g) As of the Measurement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for: (i) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options; (ii) the withholding of shares of the Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Equity Plans; and (iii) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards.

(h) All Company Stock Options and Company RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of the Company Common Stock covered thereby, the type of award, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.

Section 4.4. Subsidiaries; Other Interests. The Company does not have any Subsidiaries. The Company does not own any other capital stock, equity interests, or voting securities of any other Person, nor is the Company party to any binding or enforceable agreement to, or have any other obligation to, purchase or otherwise take ownership of any capital stock, equity interests, or voting securities of any other Person.

Section 4.5. No Breach. Neither the execution and delivery of this Agreement nor the Promissory Note by the Company nor the consummation by the Company of the Offer and the Merger will (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained, and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company or any of its properties or assets is subject, except any conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company, or (c) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Company Material Contract, except any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to be material to the Company or otherwise set forth in Section 4.5(c) of the Company Disclosure Letter. The Company is not in violation in any material respect of any provision of the Company Organizational Documents.

Section 4.6. Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such Merger Control Laws of other jurisdictions as set out in Annex IV, (b) applicable requirements of the Exchange Act, (c) any filings required by Nasdaq, (d) the filing of the Certificate of Merger, (e) as set forth in Section 4.6 of the Company Disclosure Letter and (f) such other filings the failure of which to be obtained or made, individually or in the aggregate, would not have a Company Material Adverse Effect, in each case, the Company is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the Promissory Note or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the Promissory Note or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations required under any of the Company Leases or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.7. SEC Reports; Disclosure Controls and Procedures.

(a) The Company has timely filed or furnished (as applicable) all reports and other documents with the SEC required to be filed or furnished (as applicable) by the Company under the Exchange Act since January 1, 2023 (all such filed or furnished reports, documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, as in effect on the date so filed, and (ii) at the time of filing, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements contained or incorporated by reference in the Company SEC Documents when filed: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since the Balance Sheet Date, neither the Company nor, any director, officer or employee, or, to the Knowledge of the Company, any auditor, accountant or other Representative of the Company has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review or investigation.

(f) The Company is not a party to, nor has any commitment to become a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 4.8. No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited balance sheet of the Company as of the Balance Sheet Date, that is included in the Company SEC Documents, (b) as incurred after the date hereof in the ordinary course of business, (c) for performance obligations on the part of the Company pursuant to the terms of any Company Material Contract (other than liabilities or obligations due to breaches thereunder by the Company), (d) liabilities or obligations incurred in connection with this Agreement or the Contemplated Transactions, (e) as set forth in Section 4.8 of the Company Disclosure Letter or (f) that individually or in the aggregate, would not have a Company Material Adverse Effect, the Company does not have any liabilities, indebtedness, expenses or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be recorded, reflected or reserved against in the balance sheet of the Company (or disclosed in the notes to such balance sheet).

Section 4.9. Absence of Certain Developments.

(a) From the Balance Sheet Date to the date of this Agreement, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except in connection with the Contemplated Transaction, from the Balance Sheet Date to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and the Company has not taken, committed or agreed to take any actions that would have been prohibited by Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(xi), Section 6.1(b)(xii), Section 6.1(b)(xiii), or Section 6.1(b)(xv) (or Section 6.1(b)(xxv) solely with respect to any of the foregoing) if such covenants had been in effect as of the Balance Sheet Date.

Section 4.10. Compliance with Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company is, and has been since the Reference Date, in compliance with all Laws applicable to it, any of its properties or other assets or its business or operations.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Reference Date, (i) the Company has not received any written notice from any Governmental Body that alleges (A) any violation or noncompliance (or reflects that the Company is under investigation or the subject of an inquiry by any such Governmental Body or such alleged noncompliance) of any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation, limitation or restriction of any Company Permit, and (ii) the Company has not entered into any agreement or settlement with any Governmental Body with respect to its actual or alleged noncompliance with, or violation of, any applicable Law.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company, the Company has in effect all Permits necessary for it to own, lease, or operate its properties and to carry on its business as now conducted and all such Permits are in full force and effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Reference Date, the Company has timely filed all reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body and have timely paid all fees and assessments due and payable in connection therewith.

(e) The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with, (i) the applicable provisions of Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.11. Title to Tangible Properties.

(a) The Company holds good and valid title to, or holds pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of the Company, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the tangible personal property currently used in the operation of the business of the Company is in reasonable working order (subject to reasonable wear and tear).

(b) The leased real property described in Section 4.11(b) of the Company Disclosure Letter (the “Company Leased Real Property”) is a true and complete list of all of the real property leased by the Company as of the date of this Agreement. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements or other contracts granting to any person (other than the Company) the right to use or occupy the Company Leased Real Property, and, no other Person (other than the Company) is in possession of the Company Leased Real Property (except pursuant to Permitted Liens). The leases for the Company Leased Real Property (collectively, the “Company Leases”) are in full force and effect. Except as would not be material to the Company, each of the Company Leases is valid, binding and enforceable on the Company and, to the Company’s Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company has performed all material obligations required to be performed by it to date under each such Company Lease. Neither the Company nor, to the Company’s Knowledge, any other party to the Company Leases is in default in any material respect under any of such Company Leases, nor has the Company given or received written notice of termination, cancellation, breach or default under any such Company Lease, which breach or default has not been cured. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Leases, and, to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Real Property or any portion thereof or interest therein (except pursuant to a Permitted Lien).

(c) The Company does not own any real property.

Section 4.12. Tax Matters.

(a) (i) The Company has timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by it, (ii) such Tax Returns are complete and correct in all material respects and (iii) the Company has paid all material Taxes shown as due and payable on any such Tax Return.

(b) The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(c) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(i) the Company currently is not the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice or any automatic extensions;

(ii) the Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company through the date of such financial statements. The Company has not incurred any Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice;

(iii) (A) there are no Liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents) upon any of the assets of the Company, (B) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, stockholder or other Person (including, without limitation, Sections 1441 and 1442 of the Code or similar provisions under any state, local, and non-U.S. Law) and complied with all information reporting and backup withholding provisions of applicable Law, and (C) the Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(iv) no U.S., federal, state, local or non-U.S. Actions relating to Taxes are pending or being conducted with respect to the Company;

(v) the Company has not received any written notice of proposed deficiency or adjustment of any income or other Taxes that has not been satisfied by payment, withdrawn or otherwise resolved;

(vi) the Company (A) is not a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business or an agreement that does not relate primarily to Taxes), (B) has not been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the parent of which is the Company) or (C) does not have liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law);

(vii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (B) adjustment under Section 481(a) of the Code or any comparable provision of state, local, or non-U.S. Law by reason of a change in accounting method or otherwise, (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto, in each case, that is reasonably likely to result in cash material Taxes after the Closing Date;

(viii) no claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction;

(ix) the Company has never had a permanent establishment or otherwise been subject to Tax in a jurisdiction other than the country of its formation;

(x) the Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding; and

(xi) the Company has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Body with respect to any amount of Taxes.

(e) Notwithstanding any other provision of this Agreement, nothing in this Agreement will be construed as providing a representation or warranty with respect to the existence, amount, Expiration Date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company.

Section 4.13. Contracts and Commitments.

(a) As of the date of this Agreement, the Company is not a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company that was required to be, but has not been, filed with the SEC as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) Contract (A) relating to the disposition or acquisition by the Company of any assets (whether individually or in the aggregate) or that contains any material ongoing obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations) that are expected to result in claims in excess of $150,000 or (B) pursuant to which the Company will acquire any material ownership interest in any other person or other business enterprise;

(iii) collective bargaining agreement or Contract with any labor union, labor organization, trade organization or other employee representative body (other than any statutorily mandated agreement in a non-U.S. jurisdiction);

(iv) Contract establishing any joint venture, partnership, limited liability company or collaboration, pursuant to which the Company has an obligation (contingent or otherwise) to make a investment in or extension of credit to any Person, in each case, that contemplates payments in excess of $250,000;

(v) Contract (A) prohibiting or materially limiting the right of the Company or any of its Affiliates, including following the Acceptance Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Acceptance Time) to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or its Affiliates to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any material product or service exclusively to a single party, (C) requiring the Company or its Affiliates, including following the Acceptance Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Acceptance Time) to conduct any business on a “most favored nations” basis with any third party, (D) under which any Person has been granted the right to manufacture, develop, sell, market or distribute any Product on an exclusive basis to any Person or group of Persons or in any geographical area, or (E) obligating the Company or its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(vi) Contracts in respect of Indebtedness for borrowed money of $50,000 or more (whether incurred, assumed, guaranteed or secured by any asset);

(vii) Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company, on the other hand;

(viii) Contract relating to the voting or registration of any securities;

(ix) Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interests or assets in favor of a party other than the Company;

(x) Contract under which the Company is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or a subsequent fiscal year;

(xi) Contract that obligates the Company to make any capital commitment, loan or similar expenditure in an amount in excess of $250,000;

(xii) corporate integrity agreements, consent decrees, deferred prosecution agreements or other similar types of agreements with Governmental Bodies that have existing or contingent performance obligations;

(xiii) Contracts of the Company relating to the settlement of any Action;

(xiv) Contracts of the Company (other than Company Plans) that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of the Company or otherwise prohibit, limit or restrict the pledging of capital stock of the Company or prohibit, limit or restrict the issuance of guarantees by the Company;

(xv) Contracts with third party manufacturers and suppliers for the manufacture and/or supply of materials or products in the supply chain for Products that involve amounts invoiced in excess of $250,000 during the current or a subsequent fiscal year;

(xvi) Contract that by its terms calls for or otherwise may require royalties, milestone payments or similar contingent payments;

(xvii) Contract that contemplates payments in excess of $250,000 in any calendar year (A) that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, supply or license of any Product, including Contracts with contract research organizations, or (B) under which clinical, pre-clinical or non-clinical data relating to any Product is or may be generated; or

(xviii) Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xvii) above of this Section 4.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Lease listed or required to be listed in Section 4.11(b) of the Company Disclosure Letter, but excluding, in all cases, each Company Plan, is referred to herein as a “Company Material Contract.”

(b) (i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company (A) is not, and has not received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has not waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, material amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks and (iii) material Copyrights, in each instance, that are owned by the Company and that are registered with a Governmental Body as of the date of this Agreement, or with respect to which the Company has filed an application for registration pending as of the date of this Agreement, except for any such Patents, Trademarks or Copyrights that have been abandoned by the Company as of the date of this Agreement in the normal course of business or for which registration has expired (collectively, “Company Registered Intellectual Property”), indicating for each such item in clauses (i), (ii), and (iii), as applicable and as of the date of this Agreement, the name of the current legal owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 4.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all material internet Domain Names with respect to which the Company is the registrant and material unregistered Trademarks and software that are owned by the Company. Section 4.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all Patents, Trademarks and material Copyrights, in each instance, that are licensed by the Company and that (i) are registered with a Governmental Body as of the date of this Agreement, or (ii) with respect to which an application for registration is pending as of the date of this Agreement. Each of the Patents included in the Company Registered Intellectual Property that are owned solely by the Company (and, to the Knowledge of the Company, with respect to co-owned Patents), properly identifies by name each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or pending.

(b) The Company (i) has made necessary filings and paid necessary registration, maintenance, renewal and other fees required for maintaining all Company Registered Intellectual Property and (ii) is the exclusive or joint owner (as indicated in Section 4.14(a) of the Company Disclosure Letter) of the Company Registered Intellectual Property, free and clear of all Liens (except for Permitted Liens, rights, title or interests granted under the IP Contracts, and Liens set forth in Section 4.14(b) of the Company Disclosure Letter).

(c) The Company possesses legally sufficient rights to use all Company-Licensed Intellectual Property, and, to the Knowledge of the Company, there is not any Intellectual Property owned by any other Person that is required by the Company to conduct its business as currently conducted; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.14(d) below. Except as set forth in Section 4.14(c) of the Company Disclosure Letter, the Company will be permitted to exercise all of the Company’s rights under the IP Contracts immediately following the Closing to the same extent the Company would have been able to immediately prior to the Closing, in all material respects, and without the payment of any additional funds other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

(d) The Company’s business as currently conducted does not misappropriate, infringe or otherwise violate the Intellectual Property of any Person in any material respect. Since the Reference Date, the Company has not received any written notice from any Person (i) claiming that the conduct of the Company’s business misappropriated, infringed or otherwise violated the Intellectual Property of such Person, (ii) challenging or questioning the Company’s right, interest or title in any of the Owned Intellectual Property or (iii) alleging that any of the Owned Intellectual Property is invalid or unenforceable.

(e) Since the Reference Date and to the Knowledge of the Company, (i) no Person has misappropriated, infringed or otherwise violated any Owned Intellectual Property in any material respect and (ii) no written claims are pending or threatened, against the Company (A) challenging the Company’s ownership of any Owned Intellectual Property or (B) challenging the validity or enforceability of any Owned Intellectual Property. The Company is not aware of any facts or circumstances that would reasonably be expected to give rise to any such written claims referenced in subsection (ii). Except as set forth in Section 4.14(e) or Section 4.14(h) of the Company Disclosure Letter, none of the Owned Intellectual Property is subject to any pending or outstanding directive, order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Owned Intellectual Property by the Company, or otherwise materially adversely affects the validity, scope, use, registrability, or enforceability of any Owned Intellectual Property.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Company in any Owned Intellectual Property or Company-Licensed Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Owned Intellectual Property or Company-Licensed Intellectual Property, in each case, in any material respect.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Owned Intellectual Property. Except as set forth in Section 4.14(g) of the Company Disclosure Letter, and to the Knowledge of the Company, no Person who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Company’s rights in the Owned Intellectual Property, in any material respect. Except as set forth in Section 4.14(g), of the Company Disclosure Letter, no Governmental Body or academic institution has any right to, ownership of or right to royalties for any Owned Intellectual Property.

(h) Section 4.14(h) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company is a party. The Company is not in default of any such IP Contract in any material respect.

(i) The Company has maintained all reasonable and necessary practices to protect the confidentiality and secrecy, and against the unauthorized disclosure of the Trade Secrets within the Owned Intellectual Property, including by requiring employees and individual independent contractors with access to such Trade Secrets to execute written agreements requiring them to maintain the confidentiality of such Trade Secrets.

(j) Each service provider who, in the course of providing services to the Company, has been involved in the development of Intellectual Property owned by the Company, has executed a valid and enforceable agreement assigning to the Company all such Intellectual Property developed by the respective service provider (an “IP Assignment Agreement”), except to the extent that enforceability may be subject to, and limited by the effect of (x) any applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting the enforcement of creditors’ rights generally and (y) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. To the Knowledge of the Company, no service provider in the foregoing sentence is in material breach of any term of any IP Assignment Agreement.

Section 4.15. Privacy and Data Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company is, and at since the Reference Date has been, in compliance with all (i) applicable Laws pertaining to data protection, data privacy, data security and data breach notification in the United States and elsewhere in the world, including the EU’s General Data Protection Regulation (collectively, “Privacy Laws”); (ii) published policies or notices relating to the Company’s collection, use, storage, disclosure, processing, handling, protection, or cross-border transfer (“Processing”) of Personal Information; (iii) terms of any material Contracts to which the Company is bound relating to the Processing of Personal Information; and (iv) industry standards and/or codes-of-conduct to which the Company and/or any of its Subsidiaries are bound relating to the Company’s or any of its Subsidiaries’ Processing of Personal Information (collectively, “Privacy Requirements”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Reference Date, the Company has not received any subpoenas, demands, or other written notices from any Governmental Body or other entity investigating, inquiring into, or otherwise relating to any actual violation of any Privacy Laws. The Company is not under investigation by any Governmental Body or other entity for any actual violation of any Privacy Laws.

(c) The Company has taken commercially reasonable steps designed to protect (i) the operation, confidentiality, integrity, and security of the Company’s software, systems, and websites (“IT Assets”) that are involved in the Processing of Personal Information, and (ii) Personal Information in the Company’s possession and/or control from unauthorized use, access, disclosure, deletion, and/or modification.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Reference Date, and to the Knowledge of the Company, the Company has not experienced any failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure; or other adverse events or incidents related to Personal Information that would require notification of individuals, law enforcement, any Governmental Body, customers, vendors, or any others under any applicable Privacy Laws. To the Knowledge of the Company, there are no pending complaints, Actions, fines, or other penalties facing the Company in connection with any such failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure.

Section 4.16. Litigation.

(a) No Actions are pending or, to the Company’s Knowledge, threatened in writing against the Company, at law or in equity, or before or by any Governmental Body, and the Company is not subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) The Company is not subject to any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body under which the Company is subject to ongoing material obligations.

Section 4.17. Insurance. The Company has made available complete and accurate copies of all material insurance policies under which the Company is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect, and (a) the Company is not in breach or default under any Insurance Policy, (b) no notice of cancellation or termination has been received with respect to any Insurance Policy and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any such Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. As of the date hereof, there are no pending material claims under any Insurance Policy as to which any insurer has, in a written notice to the Company, denied coverage, other than routine reservation of rights letters. The Company has made available to Parent or Purchaser an accurate and complete copy of all insurance policies set forth or required to be set forth on Section 4.17 of the Company Disclosure Letter.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material (i) Company Plans and (ii) PEO Plans.

(b) With respect to each material Company Plan that is not filed as an exhibit to a Company SEC Document, the Company has made available to Parent or Purchaser true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments, or other funding-related documents, and all amendments thereto (iv) a copy of all material, non-routine correspondence with any Governmental Body relating to a Company Plan within the last three years, (v) the most recent Form 5500 filing and (vi) the most recent Internal Revenue Service determination, advisory or opinion letter. With respect to each PEO Plan, the Company has made available to Parent or Purchaser a summary of all material terms thereof prior to the date of this Agreement.

(c) Each Company Plan, and, to the Knowledge of the Company, each PEO Plan, that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred which would be reasonably expected to cause the loss of such qualified status for such Company Plan. Except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Plan, and, to the Knowledge of the Company, each PEO Plan, has been administered and maintained in accordance with its terms and with the requirements of the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Law.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan and, to the Knowledge of the Company, each PEO Plan, (i) there are no Actions pending or, to the Company’s Knowledge, threatened in writing, other than routine claims for benefits and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions and (ii) all material contributions, premiums or other amounts payable by the Company or any of its Subsidiaries pursuant to any Company Plan or, to the Knowledge of the Company, PEO Plan, have been timely paid or, to the extent not yet due, accrued in accordance with GAAP and past practice (to the extent required under applicable Law to be accrued).

(e) Neither the Company nor any of its ERISA Affiliates has at any time within the last six (6) years sponsored or contributed to, or been obligated to contribute to, or has or had any Liability in respect of, a plan that is or was during such period (i) subject to Title IV of ERISA or Sections 412 or 430 of the Code or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan is (x) a “multiple employer plan” as described in Section 413(c) of the Code or (y) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) Except as set forth on Section 4.18(f) of the Company Disclosure Letter, no Company Plan provides, and the Company does not have any obligation to provide to a current or former officer, director, employee or individual independent contractor (or any spouse or dependent thereof) any life insurance or health coverage under a welfare plan (as defined in Section 3(1) of ERISA) after his or her termination of employment or service with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law.

(g) Except as set forth on Section 4.18(g) of the Company Disclosure Letter, and except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any payment or benefit becoming due to any current or former officer, director, employee or individual independent contractor of the Company under any Company Plan, (ii) materially increase any benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Plan or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. The Company has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(h) No Company Plan is subject to the laws of any jurisdiction outside the United States.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in operational and documentary compliance in all respects with Section 409A of the Code and all IRS guidance promulgated thereunder.

Section 4.19. Environmental Compliance and Conditions. Except for matters that would not reasonably be expected to, individually or in the aggregate, be material to the Company:

(a) the Company is, and since the Reference Date has been, in compliance with all applicable Environmental Laws;

(b) the Company has obtained and compiled with and is in compliance with all Permits required under Environmental Laws to operate its business at the Company Leased Real Property as presently conducted, and has not received any notice of revocation or any threat to revoke, modify or terminate any Permits;

(c) except for matters that are resolved, the Company has not received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws (“Environmental Liabilities”); and

(d) the Company has not released any Hazardous Substance on, under or about the Company Leased Real Property or, to the Knowledge of the Company, any other real property now or formerly occupied or used by the Company in a manner that reasonably could be expected to give rise to Liability for the Company under any Environmental Laws.

(e) the Company has not assumed, by Contract, operation of Law or otherwise, any Environmental Liabilities of any other Person.

Section 4.20. Employment and Labor Matters.

(a) As of the date hereof, the Company is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or other employee representative body, and, to the Knowledge of the Company, no such agreement is being negotiated. The Company has not experienced any picketing, labor strike, slowdown, work stoppage, lockout or grievance, claim of unfair labor practices or other collective bargaining dispute since the Reference Date. To the Knowledge of the Company, as of the date hereof, no organizational effort is presently being made, or has been made since the Reference Date, on behalf of any labor union, works council or other employee representative body as it relates to employees of the Company.

(b) Except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company is, and between the Reference Date and the date of this Agreement has been, in compliance with all Laws relating to labor and employment, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, pay equity, fair employment practices, workers’ compensation, unemployment compensation, employee leave, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(c) Between the Reference Date and the date of this Agreement, there have not been any Actions before any Governmental Body or material internal investigations with respect to the Company concerning employment or labor matters.

(d) The Company has not implemented a “mass layoff”, “business closing,” or “plant closing” or similar group employment loss as defined by WARN or any similar foreign, state, provincial or local Laws affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company between the Reference Date and the date of this Agreement.

(e) Between the Reference Date and the date of this Agreement, no allegations of sexual harassment, other unlawful harassment, discrimination or retaliation have been made against the Company by any employee or individual independent contractor in relation to their work for the Company.

Section 4.21. FDA and Regulatory Matters.

(a) The Company holds, and has held since the Reference Date, all material Permits under the FDA Laws necessary for the lawful operation of the business of the Company as currently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Reference Date, (i) the Company is, and has been, in compliance with the terms of all Company Permits, including the making of all filings, declarations, listings, registrations, reports, notices, and submissions required thereunder, and (ii) there has not occurred any violation of, default or other noncompliance under any Company Permit. There is no Action pending or, to the Knowledge of the Company, threatened seeking the revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Permit. To the Knowledge of the Company, the Contemplated Transactions, in and of themselves, will not cause the revocation or cancellation of any material Company Permit pursuant to the terms of any such Company Permit.

(b) All preclinical studies and clinical trials for the Products are being, and have been conducted, by the Company and any Person acting on its behalf in compliance in all material respects with research protocols and all applicable Company Permits and FDA Laws.

(c) The Company has not committed any act, made any statement or failed to make any statement or take any act that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Body to invoke any similar policy or that could otherwise constitute noncompliance with any applicable Law. Since the Reference Date, neither the Company, any of its officers directors or employees, nor, to the Knowledge of the Company, any of its contractors or agents has been debarred or convicted of a crime that has resulted in debarment under FDA Laws, including, 21 U.S.C. Section 335a, or has been disqualified as a clinical investigator under FDA Laws, and no claims, Actions, proceedings or investigations that would reasonably be expected to result in such debarment or disqualification are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, directors, employees, contractors or agents.

(d) Neither the Company nor, any Person acting on its behalf has received any warning letter, untitled letter, adverse inspectional finding, penalty, fine, sanction, notice of violation letter, Form FDA 483 or any other written notice or communication from the FDA or other Governmental Body alleging or asserting material noncompliance with any FDA Laws or Company Permits with respect to any Product.

(e) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company, since the Reference Date, the Company has not received any written notice or communication from any institutional review board or Governmental Body (i) placing any clinical trials of any Product conducted by or on behalf of the Company on “clinical hold,” or (ii) requiring the termination or suspension of any ongoing or planned clinical trials of any Product conducted by or on behalf of the Company, including by any clinical research organization. The Company has made available to Parent and Purchaser true, correct, and complete copies of any and all material documents and correspondence, including, as applicable, material portions of investigational new drug applications, new drug applications and/or biologics license applications and supporting documentation, submitted to or received from the FDA or any other Governmental Body. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Reference Date, the Company has filed all annual and periodic reports, amendments and safety reports for any Product required to be made to any Governmental Body.

(f) Since the Reference Date, none of the Products manufactured, tested, distributed, held or marketed by or on behalf of the Company have been or are the subject of any ban, suspension of manufacturing (whether voluntarily or otherwise), recall, market withdrawal or replacement, safety alert, seizure, “dear doctor” letter, or other written notice relating to an alleged lack of safety or regulatory compliance in the United States or any other foreign jurisdiction.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company is, and at all times between the Reference Date and the date of this Agreement has been, in compliance with all applicable Healthcare Laws, and there is no civil, criminal, administrative or other action, subpoena, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or, to the Knowledge of the Company, overtly threatened in writing by a Governmental Body against the Company related to such Healthcare Laws. Since the Reference Date, neither the Company nor any officer, director, employee, agent or contractor, or, to the Knowledge of the Company, any other person engaged by or having a relationship with the Company, is, nor has been, a party to any corporate integrity agreements, individual integrity agreement, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, neither the Company nor, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on its behalf, has since the Reference Date (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or other Anti-Corruption and Anti-Bribery Laws in any countries in which the Company conducts business, (ii) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money, (iii) provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official for the purpose of (x) unlawfully influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or (y) inducing such Government Official to use his or her influence in an unlawful manner to affect or influence any act or decision of any Governmental Body, (iv) violated any sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control or any other applicable sanctions, or (v) received written notice that it is subject to any investigation by any Governmental Body with regard to violations of any applicable Anti-Corruption and Anti-Bribery Laws or sanctions. “Government Official” means any person employed by or that is an agent of any Governmental Body or any political party or that is a candidate for Governmental Body office, or the family member or close Affiliate of any of these.

(i) The Company, its officers, directors and employees and, to the knowledge of the Company, any other Representatives acting at the direction of or on behalf of the Company, are and have been for the past five years in compliance with all U.S. and applicable non-U.S. export and import controls, economic and trade sanctions, customs requirements and antiboycott Laws and regulations, including, as applicable, U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Code, the U.S. customs regulations administered by the U.S. Department of Homeland Security’s Customs and Border Protection and the Foreign Trade Regulations (collectively, “Trade Controls”).

(j) None of the Company, any officer, director or employee of the Company or, to the Knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company, is a Person that is (A) identified on a U.S. governmental restricted party list maintained under Trade Controls or otherwise the target of sanctions or restrictions under Trade Controls, (B) 50% or greater owned or controlled (as relevant under applicable sanctions Laws) by any such Person(s) described in clause (A) or (C) located, organized or ordinarily resident in, or a blocked national of, a country or region that itself is the subject of comprehensive sanctions under Trade Controls (currently Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

(k) There have been no claims, complaints, charges, investigations, voluntary or directed disclosures, administrative subpoenas or proceedings under Trade Controls involving the Company, and, to the Knowledge of the Company, there are no pending or threatened claims or investigations involving the Company with respect to suspected or confirmed violations of Trade Controls.

(l) Between the Reference Date and the date of this Agreement, the Company, any officer, director or employee, or, to the Knowledge of the Company, any contractor: (i) has not been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has not been debarred, excluded suspended or otherwise deemed ineligible from participation in any Federal Health Care Program, (iii) has not had a civil monetary penalty assessed against it under 42 U.S.C. §1320a-7a, (iv) is not currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, or (v) to the Knowledge of the Company, has not engaged in any activity that is in violation of, or is cause for civil penalties, debarment or mandatory or permissive exclusion under federal or state Laws. Between the Reference Date and the date of this Agreement, Company has not been subject to any type of investigation that is pending or, to Company’s Knowledge, pending and not served or threatened or that has been threatened, in each case by the Department of Health and Human Services Officer of Inspector General or the Department of Justice pursuant to any Healthcare Laws or Federal Health Care Program-related offense.

(m) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company has an operational healthcare compliance program that: (i) governs all employees, (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs, and (iii) is consistent with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals.

Section 4.22. Brokerage. Other than Aquilo Partners, L.P. (“Aquilo”), no Person is entitled to any financial advisory fee in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company. The Company has made available to Parent and Purchaser accurate and complete copies of any engagement letters to which Aquilo is entitled to any financial advisory fee in connection with the Contemplated Transactions.

Section 4.23. State Takeover Statutes. Assuming the truth and accuracy of the representations and warranties set forth in Section 5.9, (i) the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the CVR Agreement and the consummation of the Contemplated Transactions, and (ii) no “fair price,” “moratorium,” “control share acquisition” or similar provision of any antitakeover Law (collectively, “Takeover Laws”) enacted under of any state Laws in the United States or any similar antitakeover provision in the Company Charter or the Company Bylaws is or will be applicable to this Agreement, the Contemplated Transactions or any of the transactions contemplated hereby.

Section 4.24. Affiliate Transactions. Except (a) as set forth on Section 4.24 of the Company Disclosure Letter or (b) for directors’ and employment-related material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document or made available to Purchaser, any Plans, and for any intercompany agreements, as of the date hereof, no present or former executive officer, director, employee, stockholder, partner, consultant or Affiliate of the Company, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of their respective properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last 12 months (each, an “Affiliate Transaction”).

Section 4.25. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser in writing specifically for inclusion in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 4.26. No Rights Agreement. The Company is not a party to a stockholder rights plan, “poison pill” or similar takeover agreement or plan.

Section 4.27. Opinion. The Company Board (in such capacity) has received the oral opinion of Aquilo, as financial advisor to the Company, on or prior to the date of this Agreement, to be confirmed by delivery of a written opinion, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock (other than the holders of Excluded Shares). A signed copy of such opinion has been or will promptly following the execution of this Agreement be provided to Parent and Purchaser solely for informational purposes and on a non-reliance basis, and it is expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Purchaser for any purpose.

Section 4.28. No Vote Required. Assuming the Contemplated Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.9, no vote or approval of the Company stockholder is needed to authorize this Agreement or for consummation of the Contemplated Transactions.

Section 4.29. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), OR IN ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, INCLUDING THE PROMISSORY NOTE, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1. Organization and Corporate Power. Each of Parent and Purchaser is validly existing and in good standing under the Laws of the jurisdiction in which it was organized, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and Purchaser has all requisite corporate power and authority and all Permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser free and clear of all Liens.

Section 5.2. Authorization; Valid and Binding Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, the Promissory Note, and the CVR Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent or Purchaser is organized, on the part of Parent and Purchaser, is necessary to authorize this Agreement, the Promissory Note or the CVR Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement and Parent has duly executed and delivered the Promissory Note and, assuming the due authorization, execution and delivery by the Company, each of this Agreement and the Promissory Note constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3. No Breach. The execution and delivery of this Agreement by Parent and Purchaser, the execution and delivery of the Promissory Note and the CVR Agreement by Parent, and the consummation of the Offer and the Merger, do not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents) and (b) assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained, and all filings and obligations described in Section 5.4 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Purchaser, either of their Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Contract to which Parent, Purchaser or any other Subsidiary of Parent is a party, with such exceptions, in the case of each of clauses (b) and (c) above, as would not have a Purchaser Material Adverse Effect.

Section 5.4. Consents. Except for (a) the applicable requirements of the HSR Act and such Merger Control Laws of other jurisdictions as set out in Annex IV, (b) applicable requirements of the Exchange Act, (c) the filing of the Certificate of Merger, and (d) the applicable requirements of Governmental Bodies as set forth on Section 5.4 of the Company Disclosure Letter, Parent and Purchaser are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement, the Promissory Note, the CVR Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by Parent or Purchaser in connection with its execution, delivery and performance of this Agreement, the Promissory Note, the CVR Agreement, or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5. Litigation. No Actions or investigations are pending or, to the Knowledge of Parent or Purchaser, threatened in writing against Parent or any of its Subsidiaries that seeks to enjoin the Offer, the Merger or the other Contemplated Transactions, other than any such Actions that have not had and would not have a Purchaser Material Adverse Effect.

Section 5.6. Disclosure. None of the Offer Documents, will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company or any Affiliate of the Company in writing specifically for inclusion in the Offer Documents. The Offer Documents will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the times such documents are filed with the SEC and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.7. Brokerage. No Person is entitled to any financial advisory fee in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent or Purchaser.

Section 5.8. Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the Contemplated Transactions and since the date of its incorporation, has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its incorporation. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned, directly or indirectly, by Parent.

Section 5.9. Ownership of Shares. None of Parent, Purchaser or any of their affiliates or associates (each as defined in Section 203 of the DGCL) is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent, Purchaser and their respective Affiliates do not beneficially own any Company Securities and have not beneficially owned any Company Securities during the three years prior to the date of this Agreement. Neither Parent nor Purchaser nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under applicable federal securities Laws.

Section 5.10. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Offer or the Merger. The vote or consent of Parent as the sole stockholder of Purchaser (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement, the Offer or the Merger.

Section 5.11. Funds. Parent will have, and will cause Purchaser to have, available the cash necessary to, consummate the Contemplated Transactions, including payment in cash of the aggregate Closing Amount at the Acceptance Time and the aggregate Merger Consideration at the Effective Time, the funding of all amounts under the Promissory Note and to pay all related fees and expenses. Parent and Purchaser acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 5.12. Acknowledgement as to Absence of Other Representations and Warranties; Investigation; Disclaimer of Reliance.

(a) EACH OF PARENT AND PURCHASER ACKNOWLEDGES AND AGREES, THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) OR IN ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, INCLUDING THE PROMISSORY NOTE, NONE OF THE COMPANY OR ANY COMPANY RELATED PARTY (NOR ANY OF THEIR REPRESENTATIVES) MAKES (AND NOR HAS PARENT NOR ANY OF ITS REPRESENTATIVES RELIED UPON) ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT WITH RESPECT TO THE COMPANY, THE BUSINESSES, ASSETS, CONDITION (FINANCIAL OR OTHERWISE), OPERATIONS AND PROSPECTS OF THE COMPANY, OR THE CONTEMPLATED TRANSACTIONS, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THAT THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b) IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT AND/OR PURCHASER MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN ESTIMATES, PROJECTIONS, FORECASTS AND/OR OTHER FORWARD-LOOKING INFORMATION AND/OR BUSINESS AND STRATEGIC PLAN INFORMATION REGARDING THE COMPANY. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OF SUCH INFORMATION, PARENT ACKNOWLEDGES AND AGREES THAT THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ESTIMATES, PROJECTIONS, FORECASTS AND/OR BUSINESS AND STRATEGIC PLAN INFORMATION OR THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION. PARENT ACKNOWLEDGES AND AGREES, THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, FORECASTS AND/OR OTHER FORWARD-LOOKING INFORMATION AND/OR BUSINESS AND STRATEGIC PLAN INFORMATION REGARDING THE COMPANY AND ACCORDINGLY THAT PARENT IS NOT RELYING ON SUCH INFORMATION, THAT PARENT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND THAT PARENT IS TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS SO FURNISHED. PARENT FURTHER ACKNOWLEDGES AND AGREES THAT NONE OF THE COMPANY NOR ANY OF THE COMPANY RELATED PARTIES SHALL HAVE ANY LIABILITY OR OTHER OBLIGATION TO PARENT, OR ANY OTHER PERSON RESULTING FROM THE DELIVERY OR DISCLOSURE OF ESTIMATES, PROJECTIONS, FORECASTS AND/OR OTHER FORWARD-LOOKING INFORMATION AND/OR BUSINESS AND STRATEGIC PLAN INFORMATION REGARDING THE COMPANY, WHETHER IN ANY “DATA ROOMS,” MANAGEMENT PRESENTATIONS, DUE DILIGENCE OR IN ANY OTHER FORM AND WHETHER IN ANTICIPATION OF THE CONTEMPLATED TRANSACTIONS OR OTHERWISE.

(c) Each of Parent and Purchaser (i) is a sophisticated purchaser and has made its own inquiry and investigation into, and based there on has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company, (ii) has been furnished with or given adequate access to such information about the Company as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its investigation and the information provided to it and (iv) in determining to proceed with the Contemplated Transactions has not relied on any statements or information other than the representations and warranties set forth in this Agreement. Each of Parent and Purchaser acknowledges that neither the Company, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Purchaser or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the businesses, assets, condition, operations and prospects of the Company, or the Contemplated Transactions, other than those expressly set forth this Agreement or in any other instrument or document delivered pursuant to this Agreement. Each of Parent and Purchaser acknowledges and agrees that, except as set forth in this Agreement, neither the Company nor any other Person (including any officer, director, member or partner of the Company or any of its respective Affiliates) will have or be subject to any liability to Parent or Purchaser or any other Person, resulting from Parent’s or Purchaser’s use of any information, documents or material made available to Parent or Purchaser or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions. Each of Parent and Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article IV or any instrument or document delivered pursuant to this Agreement, the assets and the business of the Company are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Purchaser acknowledges and agrees (A) that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder and (B) has had the opportunity to negotiate the terms and conditions of this Agreement and the Contemplated Transactions and that the representations and warranties in this Agreement cover all of the material topics on which it is making its decision to proceed with the consummation of the Contemplated Transactions.

Section 5.13. Other Agreements. As of the date hereof, there are no contracts, agreements, or understandings between or among Parent, Purchaser, or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company, on the other hand.

ARTICLE VI

COVENANTS

Section 6.1. Covenants of the Company

(a) Except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement or the Promissory Note, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Acceptance Time or the date this Agreement is terminated pursuant to Article VIII (the “Pre-Closing Period”), the Company will use commercially reasonable efforts (A) to carry on its business in the ordinary course of business, (B) to preserve intact its current business organization and (C) to preserve its relationships with material customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date. Any action, the subject matter of which is addressed in Section 6.1(b), will be deemed compliant with Section 6.1(a) if compliant with Section 6.1(b).

(b) Without limiting the generality of Section 6.1(a), during the Pre-Closing Period and except (i) as set forth in the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or the Promissory Note, or (iv) to the extent necessary to comply with any obligation under any Contracts made available to Parent on or prior to the date of this Agreement, the Company will not, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(i) (A) authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Shares or other Company Securities or (B) directly or indirectly redeem, repurchase or otherwise acquire any Shares or other Company Security except, in each case, (1) as a result of net share settlement of any Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Equity Award or (2) any forfeitures or repurchases of Company Equity Awards in accordance with the terms thereof;

(ii) issue, sell, pledge, dispose of, grant or otherwise encumber, or authorize the issuance, sale, pledge, grant, disposition or other encumbrance of, (A) any Shares, other Company Securities or other ownership interest in the Company, (B) any securities convertible into or exchangeable or exercisable for any such shares, Company Securities or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants or options to acquire or with respect to any such Shares, Company Securities or ownership interest or convertible or exchangeable securities except, in each case, for issuances, dispositions or sales (x) upon the exercise of Company Stock Options or the settlement of Company RSUs in accordance with the terms of the applicable Company Equity Plan or the terms of this Agreement, or (y) upon the exercise of any of the Company Warrants, in each case, in accordance with their terms;

(iii) except as required by the terms of a Company Plan currently in effect, (A) increase (or commit to increase) the compensation or benefit (including any severance or termination pay) with respect to any of the Company’s current or former directors, officers, employees or individual independent contractors, (B) establish, adopt, enter into, amend or terminate any Company Plan (or any program, policy or Contract that would be a Company Plan if in effect as of the date of this Agreement); (C) take any action to accelerate or waive the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation of benefits, under any Company Plan; (D) grant or pay (or commit to grant or pay) any cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, in each case, under any Company Plan or otherwise, (E) forgive any loans or issue any loans to any employee of the Company, or (F) award any retention, change control, or other awards or bonuses to any of the Company’s current or former directors, officers, employees, or individual independent contractors;

(iv) (A) adopt, enter into, amend, modify or extend any collective bargaining agreement or Contract with any labor union, labor organization, trade organization or other employee representative body applicable to the Company or (B) recognize any labor union or group of employees of the Company as the bargaining representative for any employees of the Company;

(v) (A) hire, promote, or otherwise enter into any employment or independent contractor agreement or arrangement with, any employee or individual independent contractor or (B) terminate (other than for cause) any employee or individual independent contractor;

(vi) implement or announce any employee layoffs or location closing that would require any notice under WARN or any similar foreign, state, provincial or local law;

(vii) amend any Company Organizational Document, adopt a stockholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(viii) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(ix) adopt a plan or agreement of complete or partial liquidation, merger, dissolution, consolidation, restructuring or recapitalization of the Company (other than the Merger);

(x) make or agree to make any capital expenditures in excess of the amounts indicated in the Approved Budget (as defined under the Promissory Note);

(xi) form any subsidiary or acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person;

(xii) (A) incur any Indebtedness, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) forgive any loans or make any loans or advances to any other Person, (C) make any capital contributions to, or investments in, any other Person or (D) repurchase, prepay or refinance any Indebtedness (except to the extent required pursuant to any Contract in effect on the date hereof and made available to Parent on or prior to the date hereof);

(xiii) sell, transfer, license, assign, mortgage, encumber, acquire or agree to acquire or otherwise abandon, withdraw or dispose of (A) any tangible assets, or (B) any Owned Intellectual Property or any Intellectual Property that is or has been exclusively licensed to the Company, except in the case of clause (B), with respect to non-exclusive licenses granted pursuant to the Company’s standard Contracts in the ordinary course of business;

(xiv) commence, pay, discharge, settle, compromise or satisfy any Action that is unrelated to the Contemplated Transactions, other than solely for monetary consideration not to exceed $50,000;

(xv) change its fiscal year, revalue any of its material assets or change any of its financial, actuarial, reserving or accounting methods in any respect, except as required by GAAP or Law;

(xvi) (A) make, change or revoke any Tax election with respect to the Company, (B) file any amended Tax Return, (C) change any annual Tax accounting period, or adopt or change any method of Tax accounting, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement that does not relate primarily to Taxes) relating to or affecting any Tax liability of the Company, (E) settle or compromise any Tax liability with respect to the Company, (F) surrender any right to claim a refund, offset, or other reduction in Tax liability, or (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiary except in each case of clauses (A) through (G), as required by applicable Law;

(xvii) (A) enter into any Contract that would have been a Company Material Contract were the Company a party or subject thereto on the date hereof, or (B) waive, release or assign any material rights or claims under any Company Material Contract, or (C) renew, materially amend, materially modify or terminate, any Company Material Contract;

(xviii) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Permits;

(xix) amend, cancel or terminate any material insurance policy naming the Company or its Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;

(xx) enter into any new line of business or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its Affiliates, including, following the Closing, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(xxi) commence any clinical study of which Parent has not been informed prior to the date of this Agreement or, unless mandated by any Governmental Body, discontinue, terminate or suspend any ongoing clinical study;

(xxii) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company;

(xxiii) enter into an Affiliate Transaction (aside from the Contemplated Transactions);

(xxiv) abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property (excluding any abandonment of any Company Registered Intellectual Property at the end of the applicable statutory term, in the ordinary course of prosecution in the exercise of the business judgment of the Company’s management or legal counsel, or otherwise in the ordinary course of business); or

(xxv) authorize, agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 6.1(b).

Section 6.2. Access to Information; Confidentiality.

(a) Except as prohibited by applicable Law, from and after the date of this Agreement until the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts, upon reasonable advance notice, to (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate Company personnel and in a manner that does not unreasonably interfere with normal business operations of the

Company) to employees, assets and facilities and to books, contracts and Tax Returns, work papers, records and other documents of the Company, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and (iii) cause its officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request; provided, however¸ that any such access will be afforded and any such information will be furnished at Parent’s expense; provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii) or (iii), will be limited to the planning of any restructuring and integration of the Company and its business, on the one hand, with Parent, Parent’s Subsidiaries and their respective businesses, on the other hand.

(b) Information obtained by Parent or Purchaser pursuant to Section 6.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 6.2(a) to the purpose specified herein.

(c) Nothing in Section 6.2(a) requires the Company to provide any access, permit any inspection, or to disclose any information in connection with any dispute or Action among the parties or that in the reasonable judgment of the Company: (i) would violate any of its or its Affiliates’ respective obligations to third parties with respect to confidentiality, (ii) would result in a violation of applicable Law, or (iii) would result in the disclosure of Trade Secrets or competitively sensitive information, or the loss of any legal protection, including the attorney-client privilege and work product doctrine. Any information that relates to (A) the Contemplated Transactions or any similar transaction involving the sale of the Company or a material portion of its assets, to, or a combination of the Company with, any Person, (B) any Acquisition Proposal or (C) any Intervening Event shall be governed by Section 6.3 and is not subject to the requirements of this Section 6.2.

(d) Nothing in this Section 6.2 or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analysis, appraisals or opinions that are not readily available (it being understood that the Company shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information).

Section 6.3. Acquisition Proposals.

(a) The Company will not, and will instruct its Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of providing non-public information) the submission of any offer or proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, enter into or participate in any discussions or negotiations with any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) regarding, furnish to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) any non-public information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person (other than Parent, Purchaser or any designees of Parent or Purchaser), in each case, in connection with or in response to any Acquisition Proposal or (iii) provide or make available any non-public information to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) in connection with or in response to any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company will, and will instruct its Representatives to, immediately cease any solicitation, discussions or negotiations with any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, will request from each Person with whom the Company has engaged with respect to an Acquisition Proposal in the last twelve (12) months, the return or destruction of all confidential information provided by or on behalf of the Company to any such Person, and the Company will terminate access to any physical or electronic data rooms (other than such access granted to Parent and Purchaser and their Representatives). Notwithstanding the foregoing or any other provision of this Agreement, the Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person or group solely to determine in good faith whether such inquiry or proposal constitutes an Acquisition Proposal or to request that any Acquisition Proposal made orally be made in writing and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.3.

(b) Notwithstanding Section 6.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received an Acquisition Proposal that did not, directly or indirectly, result from a material breach of Section 6.3(a) and (ii) the Company Board or a committee thereof determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company to the Person or group making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company will not, and will instruct its Representatives not to, disclose any material non-public information to such Person unless the Company (x) has entered into a confidentiality agreement with such Person existing as of the date of this Agreement or (y) first enters into a confidentiality agreement with such Person with terms governing confidentiality that, taken as a whole, are not materially less restrictive, in the aggregate, to the other Person than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to an Acquisition Proposal, and (2) the Company will, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent any material non-public information concerning the Company provided or made available to such other Person that was not previously provided or made available to Parent or Purchaser; provided, that, if the Company Board in good faith, after consultation with its outside counsel determines that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of Section 6.3(a)) to make, on a confidential basis, an Acquisition Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding the material terms of any such Acquisition Proposal) in accordance with this Section 6.3. Wherever the term “group” is used in this Section 6.3(b), it is used as defined in Rule 13d-5 under the Exchange Act.

(c) The Company will promptly (and in any event within one (1) Business Day) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal. The Company (i) will provide Parent promptly (and in any event within such one (1) Business Day period) a summary of the material terms and conditions of any such Acquisition Proposal (including, if applicable, copies of any written proposals or offers, including proposed term sheets and agreements relating thereto and the identity of the Person making any such Acquisition Proposal, and any subsequent amendments or modifications thereto that amend the material terms thereof), (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any subsequent material changes to the terms or conditions thereof) on a reasonably prompt basis, and will provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that amend the material terms thereof (or, if not delivered in writing, a summary of any such material amendments), and (iii) upon Parent’s request, reasonably inform Parent of the status of such Acquisition Proposal.

(d) The Company Board and each committee thereof will not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company to enter into any acquisition agreement, merger agreement or other definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 6.3(b) or any “clean team” agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”), or (ii) make a Change of Board Recommendation.

(e) Notwithstanding Section 6.3(d) or any other provision of this Agreement, prior to the Acceptance Time:

(i) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that did not result from a material breach of Section 6.3(a) and that the Company Board or a committee thereof determines in good faith (after consultation with outside counsel and its financial advisor) constitutes a Superior Proposal, (B) the Company has delivered a Determination Notice that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement, (C) no earlier than the end of the Notice Period, the Company shall have negotiated, and shall have directed its Representatives to negotiate, in good faith, with Parent during such Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal, and (D) following the end of the Notice Period, the Company Board or any committee thereof after considering in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and has determined in good faith, after consultation with outside counsel, the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and that such Superior Proposal continues to constitute a Superior Proposal;

(ii) the Company Board or a committee thereof may make a Change of Board Recommendation if and only if (A) the Company receives an Acquisition Proposal that did not result from a material breach of Section 6.3(a) and that the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal, (B) the Company has delivered a Determination Notice that it intends to effect a Change of Board Recommendation, (C) no earlier than the end of the Notice Period, the Company shall have negotiated, and shall have directed its Representatives to negotiate, in good faith, with Parent during such Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal, and (D) following the end of the Notice Period, the Company Board or a committee thereof after considering in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and has determined in good faith, after consultation with outside counsel, that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(iii) other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company has delivered a Determination Notice that it intends to effect a Change of Board Recommendation, (B) no earlier than the end of the Notice Period, the Company shall have negotiated, and shall have directed its Representatives to negotiate, in good faith, with Parent during such Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action, and (D) following the end of the Notice Period, the Company Board or any committee thereof after considering in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and has determined in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv) during any Notice Period, if requested by Parent, the Company will negotiate in good faith with Parent regarding potential changes to this Agreement.

The provisions of this Section 6.3(e) apply to any amendment to the financial terms or other material terms of any applicable Superior Proposal with respect to Section 6.3(e)(i) and Section 6.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to Section 6.3(e)(i) or Section 6.3(e)(ii), as the case may be, in accordance with the definition thereof.

(f) Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines in good faith (after consultation with outside counsel) that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, that, any such action that would otherwise constitute a Change of Board Recommendation shall be made only in accordance with Section 6.3(e)(ii) or (iii).

Section 6.4. Employment and Employee Benefits Matters.

(a) Parent will, and will cause the Surviving Corporation and each of its other Subsidiaries to maintain the terms and benefits provided to each individual employed by the Company as of immediately prior to the Effective Time and who remains so employed following the Effective Time (each, a “Current Employee”), in each case, in such Current Employee’s existing employment agreement that is in effect as of immediately prior to the Effective Time.

(b) Without limiting the generality of Section 9.6, no provision of this Agreement (i) prohibits Parent or the Surviving Corporation from amending or terminating any individual Company Plan or any other employee benefit plan in accordance with its terms, (ii) requires Parent or the Surviving Corporation to keep any Person employed for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or other employee benefit plan or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

(c) Upon request of Parent in writing at least ten (10) Business Days prior to the Closing Date, effective as of the day immediately preceding the Closing Date, the Company shall use reasonable best efforts to terminate its agreement with Insperity and withdraw from the PEO 401(k) Plan, and shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments shall be considered by the Company in good faith) evidencing such actions.

(d) Prior to making any written or broad-based oral communications to any current or former officer, director, employee or individual independent contractor of the Company pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent or an Affiliate thereof following Closing, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith; it being understood that the Company shall not be required to provide Parent with copies of communications that are substantially similar to those that Parent has reviewed and commented on.

Section 6.5. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Purchaser will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of directors, officers, employees and other agents of the Company than are currently provided in the Company Organizational Documents and under any indemnification agreements entered into by such Persons and the Company, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) six (6) years from the Effective Time and (ii) in the event that any Action is pending or asserted or any claim made during the period set forth in clause (i), until the disposition of any such Action or claim, unless such amendment, modification or repeal is required by applicable Law, in which case Parent will, and will cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 6.5.

(b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors, administrators or Affiliates, an “Indemnified Party”), against any and all obligations to pay a judgment, settlement or penalty and reasonable expenses incurred in connection with any Action, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, Affiliate, fiduciary or agent of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, Parent and the Surviving Corporation will advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided that any Person to whom expenses are advanced will have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company (a “D&O Tail Policy”), which D&O Tail Policy (i) will be effective for a period from the Effective Time through and including the date that is six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the annual premium for such tail policy may not exceed three hundred percent (300%) of the last annual premium paid prior to the Effective Time (the “Maximum Amount”). If the aggregate premium of such insurance policies exceed the Maximum Amount then the Company may, and the Surviving Corporation will, purchase a D&O Tail Policy with the greatest amount of coverage as is available at a cost up to, but not exceeding, such Maximum Amount. Parent will cause such policy to be maintained in full force and effect for their full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Without limiting any of the rights or obligations under this Section 6.5, from and after the Effective Time, the Surviving Corporation will keep in full force and effect, and will comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between the Company and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e) This Section 6.5 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person referred to in this Section 6.5. The indemnification and advancement provided for in this Section 6.5 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent will make proper provisions such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 6.5.

Section 6.6. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other Contemplated Transactions as promptly as possible. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that (i) to the extent applicable, they will each cause their ultimate parent entity (as such term is defined in the HSR Act) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign Merger Control Laws with respect to the Offer and Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within twenty (20) Business Days after the date of this Agreement) and (ii) the parties will supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Body pursuant to the HSR Act (to the extent applicable) or any other Merger Control Law. The parties also will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Merger Control Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Merger Control Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Merger Control Laws, (D) if any Governmental Body initiates a substantive oral communication regarding any Merger Control Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Merger Control Laws and (F) to provide each other with copies of all written communications to or from any Governmental Body relating to any Merger Control Laws; provided, that in connection with sharing information pursuant to this Section 6.6(a), the parties may redact any commercially sensitive information or share such information on an “outside counsel” only basis and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate. Notwithstanding the foregoing, Parent shall control the strategy and timing for obtaining any approvals or clearances required or advisable under any Merger Control Laws in connection with this Agreement, subject to good faith consultation with the Company.

(b) Notwithstanding anything in this Agreement to the contrary, each party shall, and shall cause each of its respective Affiliates to, use its reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with any applicable Merger Control Laws to enable all waiting periods under applicable Merger Control Laws to expire, and to avoid or eliminate impediments under applicable Merger Control Laws asserted by any Governmental Body, in each case, to cause the Merger to occur as promptly as possible, including promptly complying with any requests for additional information (including any second request) by any Governmental Body. Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its Affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Parent’s or any of its Affiliates’ ability to own or operate any assets or properties of Parent or any of its Affiliates (including for the avoidance of doubt, any equity or other interests in the Company from and after the Closing) or any assets or properties of the Company or any of its Affiliates. Furthermore, Parent shall not take, and shall cause each of its Affiliates to not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any Person or portion thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would materially delay clearance by any Governmental Body or materially increase the risk of not obtaining clearance by any Governmental Body before the Outside Date. Parent shall bear the filing fees required in connection with filings under any applicable Merger Control Laws.

(c) Without limiting the obligations in clauses (a) and (b) of this Section 6.6, in the event that any administrative or judicial action or proceeding is instituted by a Governmental Body challenging the Offer or the Merger, each of Parent, Purchaser and the Company will cooperate in all respects with each other and will use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, decision or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger.

(d) Prior to the Acceptance Time, each party will use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Contemplated Transactions; provided, that, in no event will the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration or make any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

Section 6.7. Public Announcements. The Company will not, and Parent will not, and will cause each of its Subsidiaries to not, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), and will consult with each other before issuing, and provide each other the opportunity to review and comment upon (with such comments to be considered in good faith), any such press release or public announcement with respect to the Offer, the Merger and the Contemplated Transactions, except any release, announcement or disclosure required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the release, announcement or disclosure will use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 6.7 do not apply to communications by the Company in connection with evaluation of a potential Change of Board Recommendation or following a Change of Board Recommendation or any dispute or Action among the parties to this Agreement. Notwithstanding the foregoing, each party may, without complying with the foregoing obligations, make internal announcements to employees or external announcements to third parties to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.7.

Section 6.8. Conduct of Parent and Purchaser.

(a) Parent will not, and will cause Purchaser to not, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any Offer Conditions or the conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions.

(b) Parent shall, immediately following execution of this Agreement, cause this Agreement to be approved by the sole stockholder of Purchaser in accordance with applicable Law and the certificate of incorporation and bylaws (or other governing documents) of Purchaser and deliver evidence thereof to the Company.

Section 6.9. No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10. Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 6.11. Ownership of Company Securities. Prior to the Acceptance Time, Parent will not, and will cause each of its Subsidiaries to not, own (directly or indirectly, beneficially or of record) any Company

Securities, and none of Parent, Purchaser or their respective Affiliates will hold any rights to acquire any Company Securities except pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 6.11 will not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Parent, Purchaser or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Parent, Purchaser or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 6.12. Stockholder Litigation. The Company will notify Parent of actions, suits or claims instituted against the Company or any of its directors or officers relating to this Agreement or the Contemplated Transactions (“Stockholder Litigation”). Parent will have the right to participate in the defense of any such Stockholder Litigation, the Company will consult with Parent regarding the defense of any such Stockholder Litigation and the Company will not settle or compromise any Stockholder Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company will notify Parent promptly of the commencement or receipt by the Company of a written threat of any Stockholder Litigation of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Actions.

Section 6.13. Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and will take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14. Payoff of Indebtedness.

(a) Prior to the Closing Date, the Company shall deliver to Parent an updated version of the Approved Budget (as defined under the Promissory Note), which shall set forth (i) the amounts of Indebtedness of the Company that are required to be repaid on the Closing Date (the “Payoff Indebtedness”) and (ii) with respect to each item of Payoff Indebtedness, the Person to whom repayment is to be made and the amount required to satisfy such Payoff Indebtedness in full (including any accrued and unpaid interest, prepayment premiums, breakage costs and other fees) as of the Closing Date.

(b) At the Closing, the Company shall, pay or cause to be paid all Payoff Indebtedness, in each case, in accordance with its respective terms. The Company shall take all actions to permit the discharge in full as of the Closing of all of the Payoff Indebtedness, including obtaining, as applicable, customary payoff letters and other instruments to evidence that all such Payoff Indebtedness shall have been paid in full, and any Liens securing such Payoff Indebtedness encumbering any of the Company’s assets shall be released promptly thereafter, together with duly executed recordable releases and terminations with respect to any and all such Liens (if any).

Section 6.15. Resignation of Directors and Officers. Prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each officer and director of the Company effectuating his or her resignation as an officer of the Company or member of the Company Board, as applicable, to be effective as of the Effective Time.

Section 6.16. Litigation Settlement. The Company shall comply with all of the terms of the Stipulation of Settlement and shall direct the Company’s insurers to pay the Cash Settlement Amount (as defined in the Stipulation of Settlement) to the Escrow Account (as defined in the Stipulation of Settlement) at such time as required under the Stipulation of Settlement and in accordance with the terms thereof.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) No order, injunction or decree issued by any Governmental Body of competent jurisdiction preventing the consummation of the Merger is in effect. No statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced (and continues to be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger.

(b) Purchaser has irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination by Mutual Agreement. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company.

Section 8.2. Termination by Either Parent or the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by Parent or the Company if:

(a) any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the terms of this Section 8.2(a) are not available to any party unless such party has complied with its obligations under this Agreement in all material respects, including Section 6.6; or

(b) the Acceptance Time has not occurred on or prior to June 11, 2026 (the “Outside Date”); provided, however, that right to terminate pursuant to this Section 8.2(b) is not available (i) to any party unless such party has complied in all material respects with its obligations under this Agreement, including Section 6.6 or (ii) to either party at any time the parties are litigating obligations under this Agreement.

Section 8.3. Termination by the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by the Company if:

(a) (i) Purchaser fails to timely commence the Offer in violation of Section 1.1, except if a breach by the Company of its obligations pursuant to Section 1.1(b) or Section 1.3 is the primary cause of such failure, (ii) the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer on the terms set forth in this Agreement, (iii) Purchaser, in violation of the terms of this Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer or (iv) there has been a breach of any covenant or agreement made by Parent or Purchaser in this Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured on or before the Outside Date, or, if capable of being cured by such date, is not cured prior to the earlier of (x) thirty (30) days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or (y) one (1) Business Day prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.3(a) will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement as to cause or result in the conditions set forth in Paragraph 2(a) of Annex I not being satisfied; or

(b) the Company Board or any committee thereof shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3(e)(i) in order to enter a definitive agreement with respect to a Superior Proposal; provided, that, concurrently with such termination, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal and pays the Company Termination Fee due pursuant to Section 8.5(b).

Section 8.4. Termination by Parent. This Agreement may be terminated, and the Offer and the Merger may be abandoned, by Parent if:

(a) at any time prior to the Acceptance Time, (i) Purchaser has complied with Section 1.1 and, due to the failure of an Offer Condition to be satisfied, the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer or (ii) there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a Company Material Adverse Effect, and such breach or inaccuracy is not capable of being cured prior to the Outside Date, or, if capable of being cured by such date, is not cured prior to the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy or (y) one (1) Business Day prior to the Outside Date; provided that Parent may not terminate this Agreement or abandon the Offer and the Merger in reliance on this Section 8.4(a) if Parent is then in material breach of any of its representations, warranties covenants or agreements under this Agreement; or

(b) the Company Board or any committee thereof effects a Change of Board Recommendation.

Section 8.5. Effect of Termination.

(a) Any termination of this Agreement in accordance with this Article VIII will be effective immediately upon the delivery of a written notice of the terminating party to the non-terminating party and, if then due, payment of the Company Termination Fee. Except in the case of fraud or Willful Breach, in the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than Section 1.1(d), the last sentence of Section 1.3, Section 6.2(b), Article VIII and Article IX, each of which will survive any termination of this Agreement) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that except in a circumstance where the Company Termination Fee is paid pursuant to Section 8.5(b), and subject to Section 8.5(c), no such termination will relieve any Person of any liability for damages resulting from material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (a “Willful Breach”) (or would constitute “fraud” defined as actual (not constructive) common law fraud under Delaware law) with respect to the making of an express representation or warranty contained in this Agreement. Without limiting the generality of the foregoing, Parent and Purchaser acknowledge and agree that any failure of Parent or Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the Shares tendered in the Offer following the satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VII, will be deemed to constitute a Willful Breach of a covenant of this Agreement. In the event of any termination of this Agreement resulting from a party’s fraud or Willful Breach of any representation, warranty or covenant set forth in this Agreement, including in the event of a failure by Parent to consummate the Contemplated Transactions, the parties acknowledge and agree that, subject to the terms and conditions of this Agreement (including Section 8.5(c)), each party shall be responsible for any monetary damages to the extent proven and awarded by a court of competent jurisdiction to such non-breaching party in a final, non-appealable order as a result of such fraud or Willful Breach, which the parties acknowledge may include damages based on loss of the economic benefit of the Contemplated Transactions to the Company and the stockholders of the Company (taking into consideration all relevant matters, including as a result of any foregone opportunities, or combination opportunities and the time value of money). In the event of any termination of this Agreement as a result of a Willful Breach for which equitable relief has been sought by the non-breaching party pursuant to this Agreement, and determined by a court of competent jurisdiction not to be available, in determining damages the court may (but is not required to) grant damages on behalf of the Company’s stockholders to the Company (in the case of a Willful Breach by Parent) or of Parent (in the case of a Willful Breach by the Company), in each case to the extent proven and awarded by a court of competent jurisdiction.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(b); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 8.4(a) or by either Parent or the Company pursuant to Section 8.2(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the last proviso of Section 8.2(b)), (B) any Person has publicly disclosed and not withdrawn an Acquisition Proposal after the date of this Agreement and prior to such termination and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to the Acquisition Proposal (and the transactions contemplated by such Acquisition Proposal are subsequently consummated) or such Acquisition Proposal is consummated (provided, that, for purposes of clause (C) of this Section 8.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”);

then, in any such case, the Company will pay Parent a termination fee equal to the sum of (x) $648,000 and (y) the product of (A) 0.045 and (B) the outstanding principal amount of the Promissory Note and interest accrued and unpaid thereunder as of the date of the termination of this Agreement (the “Company Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 8.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 8.5(b) will be paid no later than three (3) Business Days after such termination and (3) pursuant to clause (iii) of this Section 8.5(b) will be payable to Parent upon consummation of the transaction referenced therein; provided, that Parent shall have timely provided wire instructions for such payment to be made or, to the extent that Parent has failed to timely provide wire instructions for payment, promptly upon receipt by the Company of such instructions. The Company will not be required to pay the Company Termination Fee pursuant to this Section 8.5(b) more than once.

(c) Each of the parties further acknowledges that the payment by the Company of the Company Termination Fee, if and when payable, is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.13, in the circumstances where the Company Termination Fee is payable pursuant to this Section 8.5, Parent’s receipt of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent, Purchaser or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) against the Company and any of its former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in this Agreement or for any other loss suffered as a result of the failure of the Contemplated Transactions to be consummated or failure to perform hereunder or otherwise, and upon receipt of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligations relating to or arising out of this Agreement or the Contemplated Transactions. For the avoidance of doubt, nothing in this Section 8.5(c) limits the liability of any party in the event of fraud or Willful Breach, which liability shall be determined solely in accordance with Section 8.5(a).

Section 8.6. Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 8.7. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Acceptance Time. At any time prior to the Acceptance Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Purchaser with the prior written consent of the Company. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email (assuming no “Bounce-Back” message is received), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)	if to Parent or Purchaser:

Cycle Group Holdings Limited

Broers Building

21 JJ Thomson Ave

Cambridge, CB3 0FA

United Kingdom

Attention: James Harrison and Andrea Reiner

Email: [Redacted]

with an additional copy (which will not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Michael R. Patrone and Amanda J. Gill

Email: MPatrone@goodwinlaw.com and AGill@goodwinlaw.com

(ii)	if to the Company:

Applied Therapeutics, Inc.

545 Fifth Avenue, Suite 1400

Attention: Les Funtleyder

Email: Lfuntleyder@appliedtherapeutics.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Sarah Young

Email: sarah.young@ropesgray.com

Section 9.3. Certain Definitions. For purposes of this Agreement the term:

“2016 Equity Plan” means the Company’s 2016 Equity Incentive Plan, as amended and/or restated from time to time.

“2019 Equity Plan” means the Company’s 2019 Equity Incentive Plan, as amended and/or restated from time to time.

“2019 ESPP” means the Company’s 2019 Employee Stock Purchase Plan, as amended and/or restated from time to time.

“Acquisition Proposal” means any offer or proposal made or renewed by a Person or group (other than Parent or Purchaser) at any time after the date of this Agreement that is structured to permit such Person or group to acquire beneficial ownership of twenty percent or more of the total voting power of any class of equity securities of the Company or twenty percent (20%) or more of the consolidated total assets of the Company, whether pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, joint venture, license or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.

“Action” means any cause of action, audit, mediation, action, suit, arbitration, proceeding, investigation, or other legal proceeding.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities or partnership or other ownership interests-contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” means the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery Laws or regulations.

“Balance Sheet Date” means September 30, 2025.

“Business Day” means any day other than Saturday, Sunday or a U.S. federal holiday, or a day on which banks are not open for business in Cambridge, England, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time (or, in the case of determining a date when any payment is due, each day (other than a Saturday or Sunday) on which banks are open in New York, New York or Cambridge, England).

“Change of Board Recommendation” means (a) the public announcement of the withdrawal or qualification or modification (in a manner adverse to Parent or Purchaser) of the Company Board Recommendation or the public announcement of any proposal to withdraw or materially qualify or modify (in a manner adverse to Parent or Purchaser) the Company Board Recommendation (or any agreement to take any such action), (b) the public announcement of the adoption, endorsement, approval or recommendation, of any Acquisition Proposal, (c) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (d) the failure by the Company to include the Company Board Recommendation in the Schedule 14D-9 when mailed to the Company’s stockholders, or (e) except in the case of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates (which shall be the subject of clause (b) of this definition), the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within three (3) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that, Parent may deliver one request with respect to any Acquisition Proposal (and one reaffirmation of each publicly announced amendment to such Acquisition Proposal).

“Common Stock Warrants” means the warrants to purchase Company Common Stock issued by the Company on June 27, 2022 to the holders thereof.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, effective March 16, 2021.

“Company-Licensed Intellectual Property” means all Intellectual Property necessary for, and material to, the conduct of the Company’s business as currently conducted, in each case, other than any Owned Intellectual Property.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of June 6, 2024, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated as of June 6, 2024.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Equity Awards” means, collectively, the Company Stock Options and the Company RSUs, but excluding, for the avoidance of doubt, any awards under the 2019 ESPP.

“Company Equity Plans” means, collectively, the 2016 Equity Plan and the 2019 Equity Plan.

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that (x) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company, taken as a whole or (y) prevents the ability of the Company to consummate the Contemplated Transactions; provided, however, that any changes, effects, events, inaccuracies, occurrences or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the United States or foreign economies, financial or securities markets, or political, legislative or regulatory conditions or changes in general political, social, geopolitical or regulatory conditions, or the industry in which the Company operates, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); (b) the negotiation, execution, announcement or pendency of this Agreement or the Contemplated Transactions, including the impact thereof on customers, suppliers, employees or other persons having business relationships with the Company (provided that this clause (f) shall not apply to the representations and warranties set forth in Section 4.5 or Section 4.6 or the condition set forth in clause 2(a)(ii) of Annex I to the extent relating to such representations and warranties in Section 4.5 and Section 4.6); (c) any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause of this definition; (d) acts of war or terrorism (including cyber-attacks and computer hacking), national emergencies, U.S. federal government shutdowns, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics or epidemics (or the escalation of any of the foregoing), except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); (e) changes in Laws, regulations, accounting principles, or the authoritative interpretations thereof, except to the extent such changes have a materially disproportionate adverse effect on the Company, relative to the impact on other companies in the industry in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); (f) the performance of this Agreement and the Contemplated Transactions, including compliance with covenants set forth herein (excluding the requirement that the Company operate in the ordinary course of business), or the taking of any action or failure to take any action by the Company at the request or with the prior written consent of Parent or Purchaser; (g) the initiation or settlement of any legal proceedings commenced by or involving any current or former holder of equity securities of the Company (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions; or (h) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause of this definition.

“Company Plan” means each Plan that the Company or any of its Subsidiaries sponsor, maintains, contributes to or is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent Liability; provided, however, that Company Plan will not include any (x) PEO Plan or (y) plan that is sponsored or maintained by a Governmental Body or maintained for the benefit of current or former officers, directors, employees or individual independent contractors of the Company who are primarily located in a jurisdiction other than the United States if the benefits provided thereunder are required to be provided by statute and do not exceed the level of benefits required to be so provided. For clarity, “Company Plans” includes “Company Equity Plans” and “the 2019 ESPP.”

“Company Preferred Stock” means the undesignated preferred stock, $0.0001 par value per share, of the Company.

“Company RSU” means a restricted stock unit granted under a Company Equity Plan which is subject to time-based vesting restrictions.

“Company Securities” means (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company.

“Company Stock Option” means an option to purchase Shares granted under a Company Equity Plan.

“Company Warrants” means the Common Stock Warrants, the Pre-Funded Warrants, the Legacy Warrants and the Other Legacy Warrants.

“Contemplated Transactions” means each of the transactions contemplated by this Agreement, including the Offer and the Merger.

“Contract” means any agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, recordation, extensions, restorations and reversions of the foregoing, including moral rights of authors and technical database rights.

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 6.3(e)(i), Section 6.3(e)(ii) or Section 6.3(e)(iii).

“Domain Names” means Internet domain names that are registered with any domain name registrar.

“Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

“Environmental Laws” means all foreign, federal, state, or local Laws (including common law) or any binding agreement, memorandum of understanding or consent order issued or entered by or with any Governmental Body or Person relating to (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) human health and safety with regard to exposure to any Hazardous Substances, (c) any Release of any Hazardous Substances, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release, (d) the management of any Hazardous Substances, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Substances or (e) the presence of Hazardous Substances in any building, physical structure, product or fixture.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDA Laws” means all Laws and guidance applicable or relating to Company Permits, the procurement, development, research, non-clinical and clinical research, manufacture, production, packaging,

labeling, sterilization, distribution, wholesale, importation, exportation, handling, quality, safety surveillance, reporting of adverse events and product complaints, recall, reprocessing, commercialization, sale, or promotion of medical products, including the Products, or to the licensing, permitting, certification, accreditation, or registration of, and standards for, establishments involved in any such activities, including, but not limited to: (i) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), and the rules, regulations, and guidance promulgated by the FDA thereunder; (ii) current Good Manufacturing Practice, Good Clinical Practice, and Good Laboratory Practice requirements, in each case as promulgated, endorsed, or enforced by a Governmental Body, including the regulations set forth in 21 C.F.R. Parts 4, 11, 50, 54, 56, 58, 210, 211, and 312, the European Union’s Regulation (EC) No 726/2004, Regulation (EU) No 536/2014, Commission Implementing Regulation (EU) 2017/556, Commission Delegated Regulation (EU) 2017/1569, Directives 2001/20/EC, 2001/83/EC, 2017/1572/EU, 2004/9/EC, and 2005/28/EC as well as the corresponding national law of the European Union’s Member States, and the United Kingdom’s Good Laboratory Practice Regulations 1999, Medicines for Human Use (Clinical Trials) Regulations 2004, and Human Medicines Regulations 2012; (iii) licensure Laws relating to the manufacture, distribution, wholesale, storage, holding, dispensing and possession of medical products; and (iv) any similar international, foreign, state, and local Laws and guidance to any of the foregoing; each as may be amended from time-to-time.

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any hazardous, acutely hazardous, or toxic substance or waste, and any pollutant, contaminant, constituent, chemical, raw material, product or by-product or waste, including without limitation, mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, any perfluorinated or polyfluorinated substance, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides, that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, carcinogenic or otherwise dangerous and deleterious properties is defined by or subject to regulation or gives rise to liability under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s business, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (b) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (c) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (e) the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a) and all rules and regulations promulgated thereunder, (e) the federal health care program exclusion provisions (42 U.S.C. § 1320a-7) and all rules and regulations promulgated thereunder, (f) the Patient Protection and Affordable Care Act, (g) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder and (h) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare Part B average sales price (42 U.S.C. § 1395w–3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, and (i) any state drug transparency laws.

“In-The-Money Company Stock Option” means any Company Stock Option that has a per Share exercise price that is less than the Closing Amount as of immediately prior to the Effective Time.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable (including, for the avoidance of doubt, any drawn or undrawn amounts under any credit facility to the extent such Person is obligated in respect thereof), (b) all obligations of such Person issued or assumed as the deferred purchase price for assets, property, securities, business or services, including seller notes, holdback or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether drawn or undrawn (to the extent such Person is obligated with respect thereto), (d) all obligations of such Person under Finance Leases and operating leases (calculated in accordance with GAAP), including all accrued and unpaid rent, breakage costs or similar fee, (e) all obligations of the type referred to in clauses (a) through (d) of any Persons or under any Contract, agreement, instrument or arrangement for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, (g) any accrued but unpaid federal, state or franchise Taxes,; provided, that, this definition shall expressly exclude the Promissory Note.

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; (e) Domain Names and URLs; (f) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and (g) all other intellectual property rights, whether registered or unregistered, and including remedies against infringement thereof and rights of protection of interest therein, with respect to (a)-(g), in any jurisdiction worldwide.

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that was not known or reasonably foreseen to the Company Board or any committee thereof on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known to the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; and provided, further, that, subject to the immediately following proviso, in no event shall any of the following constitute or contribute to an Intervening Event: (a) changes in the price of the Company Common Stock in and of itself or (b) the fact, in and of itself, that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period; provided, however, that the facts or causes underlying or contributing to any of the matters described in the preceding clause (a) or (b) may be considered in determining whether an Intervening Event has occurred.

“IP Contracts” means all Contracts which contain a grant of rights, title or interests with respect to Intellectual Property and under which (a) the Company has obtained from or granted to any third party any license, covenant not to sue, co-existence agreement, settlement agreement or other right, title or interest in or (b) the Company is expressly restricted from using, in each case, (a) and (b) of this definition, any Intellectual Property that is material to the business of the Company, as of the date of this Agreement, except for any (i) non-disclosure Contract entered into in the ordinary course of business, (ii) Contract for Off-the-Shelf Services, and (iii) non-exclusive licenses granted pursuant to a sale of Products to customers or the purchase or use of equipment, reagents or other materials entered into in the ordinary course of business consistent with past practice.

“Knowledge” of Parent or the Company, as applicable, means the actual knowledge of (i) with respect to Parent, the chief executive officer and (ii) with respect to the Company the chief executive officer, chief medical officer, chief operating officer, chief business officer, chief people officer, and chief financial officer.

“Law” means any foreign or U.S. federal, state, municipal or local law (including common law), treaty, statute, code, order, ordinance, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, or implemented by or under the authority of any Governmental Body (or under the authority of Nasdaq), and, for the sake of clarity, includes, but is not limited to, Healthcare Laws, FDA Laws and Environmental Laws.

“Legacy Warrants” means the warrants to purchase Company Common Stock issued by the Company on March 13, 2017 to the holders thereof.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Merger Control Laws” means (a) any Law regulating foreign investment screening, national security or trade regulation and (b) the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any material change in the financial terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice; provided, further, that if fewer than five (5) Business Days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon delivery by the Company to Parent of a Determination Notice and ending twenty-four (24) hours thereafter.

“Off-the-Shelf Service” means any commercially-available service (including software) obtained from a third party (a) on general commercial terms (including shrink-wrap, click-wrap and other “off-the-shelf” contracts), and (b) that is licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $100,000 per year per vendor.

“Other Legacy Warrants” means the warrants to purchase Company Common Stock issued by the Company on November 5, 2018 to the holders thereof and April 9, 2019 to the holders thereof.

“Out-Of-The-Money Company Stock Option” means any Company Stock Option that has a per Share exercise price that equals or exceeds the Closing Amount as of immediately prior to the Effective Time.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (exclusively or jointly) by the Company, as of the date of this Agreement that is used in, held for use in, or otherwise material to, the Company’s business.

“Patents” means all worldwide issued patents (including issued utility and design patents), and any pending applications for the same, including all divisionals, provisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof, patent rights under any post-grant proceedings, any confirmation patent or registration patent or patent of addition based on any such patent, patent term adjustments, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“PEO 401(k) Plan” means the Insperity 401(k) Plan (as amended and/or restated from time to time).

“PEO Plan” means each Plan that is sponsored or maintained by a professional employer organization for the benefit of current or former officers, directors, employees or individual independent contractors of the Company.

“Permits” means all approvals, authorizations (including marketing authorizations), certificates, certifications, consents, licenses, orders, applications, registrations, exemptions (including investigational exemptions), product listings, variances, operating certificates and permits and other similar authorizations of all Governmental Bodies and any amendments or supplements thereto.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet past due or the amount or validity of which is being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising solely by operation of Law and not resulting from any default or failure of payment by the Company in respect of the construction, maintenance, repair or operation of assets for amounts that are (i) not delinquent, (ii) the amount or validity of which is being contested in good faith or (iii) do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company, (c) Liens arising under workers’ compensation, unemployment insurance and social security that arise automatically and do not secure any past-due amounts, (d) Company Leases, (e) such other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company, or (f) those matters set forth on Section 9.3(a) of the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a Governmental Body or any department, agency or political subdivision thereof.

“Personal Information” means data or information that (i) identifies an individual or, in combination with any other information or data, is capable of identifying an individual; (ii) is defined as “personal data,” “personally identifiable information,” or “personal information” under any Privacy Requirements; or (iii) is otherwise governed, regulated, or protected by one or more Privacy Requirements.

“Plan” means “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each stock purchase, stock option, restricted stock, equity-based, phantom equity, severance, transaction, retention, employment, individual consulting, change in control, bonus, commission, compensation, incentive, tax gross up, employee loan, deferred compensation, pension, retirement, supplemental retirement, profit sharing, group insurance, health, dental, vision, disability, life insurance, vacation, paid time off, leave of absence, fringe and each other compensation or benefit plan, program, policy or agreement, in each case, whether formal or informal, written or unwritten, funded or unfunded. Furthermore, in the case of a Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Plan shall include a reference to such trust, organization or other vehicle.

“Pre-Funded Warrants” means each of the pre-funded warrants to purchase Shares issued by the Company on June 27, 2022 to the holders thereof.

“Products” means any product currently under preclinical or clinical development by the Company.

“Purchaser Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions.

“Reference Date” means January 1, 2023.

“Release” means any release, spill, emission, escape, leak, pumping, injection, emptying, pouring, dumping, deposit, disposal (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances), discharge, dispersal, leaching or migration into the indoor or outdoor Environment.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“SEC” means the U.S. Securities and Exchange Commission.

“Stipulation of Settlement” means the Stipulation of Settlement with respect to In re Applied Therapeutics Securities Litigation, Case No. 1:24-cv-09715 dated November 4, 2025 by and between the Company and certain named individuals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means an written bona fide Acquisition Proposal (except the references in the definition thereof to “twenty percent” (20%) will be replaced by “fifty percent”(50%)) received after the date of this Agreement that the Company Board or a committee thereof has determined, in its good faith judgement (after consultation with its outside legal counsel and financial advisors), (a) would be reasonably expected to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement irrevocably proposed by Parent pursuant to Section 6.3(e)); and (B) is reasonably likely to be consummated on the terms proposed.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, unclaimed property, value-added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith.

“Trade Secrets” means any and all proprietary or confidential information, including trade secrets, know-how, customer, distributor, consumer and supplier lists and data, clinical and technical data, operational data, engineering information, invention and technical reports, technical information, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, instructions, models, methodologies, information applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing, and other information useful in studying, testing, developing, producing or formulating, products or intermediates for the synthesis thereof.

“Treasury Regulations” means the Treasury Regulations under the Code.

The following terms are defined in the section or subsection of this Agreement set forth after such term below:

Terms Not Defined in this Section 9.3	Section
Acceptance Time	Section 1.1(a)(ii)
Affiliate Transaction	Section 4.24
Alternative Acquisition Agreement	Section 6.3(d)
Aquilo	Section 4.22
Book-Entry Share	Section 3.4(c)
Certificate	Section 3.4(b)
Certificate of Merger	Section 2.2
Closing	Section 2.2
Closing Amount	Recitals
Closing Date	Section 2.2
Code	Section 3.6
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.2

Terms Not Defined in this Section 9.3	Section
Company Disclosure Letter	Article IV
Company Leased Real Property	Section 4.11(b)
Company Leases	Section 4.11(b)
Company Material Contract	Section 4.13(a)
Company Organizational Documents	Section 4.1
Company Permits	Section 4.21(a)
Company Related Parties	Section 8.5(c)
Company Registered Intellectual Property	Section 4.14(a)
Company SEC Documents	Section 4.7(a)
Company Termination Fee	Section 8.5(b)
Confidential Information	Section 6.2(b)
Confidentiality Agreement	Section 1.3
Current Employee	Section 6.4(a)
CVR	Recitals
CVR Agreement	Recitals
D&O Tail Policy	Section 6.5(c)
DGCL	Recitals
Dissenting Shares	Section 3.3(a)
Effective Time	Section 2.2
Environmental Liabilities	Section 4.19(d)
Equity Actions	Section 3.2
ERISA	Section 4.18(c)
Exchange Act	Section 1.1(a)(i)
Excluded Shares	Section 3.1(b)
Expiration Date	Section 1.1(a)(i)
FCPA	Section 4.21(h)
Government Official	Section 4.21(h)
Grant Date	Section 4.3(c)
HSR Act	Section 4.6
Indemnified Party	Section 6.5(b)
Initial Expiration Date	Section 1.1(a)(i)
Insurance Policies	Section 4.17
IP Assignment Agreement	Section 4.14(j)
IT Assets	Section 4.15(c)
Maximum Amount	Section 6.5(c)
Measurement Date	Section 4.3(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Minimum Tender Condition	Paragraph 1(a) of Annex I
Nasdaq	Section 1.1(a)(ii)
Offer	Recitals
Offer Conditions	Section 1.1(a)(i)
Offer Documents	Section 1.1(b)
Offer Price	Recitals
Outside Date	Section 8.2(b)
Parent	Preamble
Parent Related Parties	Section 8.5(c)
Paying Agent	Section 3.4(a)
Payoff Indebtedness	Section 6.14
Pre-Closing Period	Section 6.1(a)
Privacy Laws	Section 4.15(a)

Terms Not Defined in this Section 9.3	Section
Privacy Requirements	Section 4.15(a)
Promissory Note	Recitals
Purchaser	Preamble
Related Party	Section 4.24
Rights Agent	Recitals
Sarbanes-Oxley	Section 4.10(d)
Share	Recitals
Schedule 14D-9	Section 1.2
Schedule TO	Section 1.1(b)
Stockholder List Date	Section 1.3
Stockholder Litigation	Section 6.12
Surviving Corporation	Section 2.1
Takeover Laws	Section 4.23
Trade Controls	Section 4.21(i)
WARN	Section 4.20(b)

Section 9.4. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 9.5. Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, provided, however, that Parent or Purchaser may assign, in its sole discretion, any or all of its rights, interests, and obligations under this Agreement after the Effective Time to any Affiliate of Parent or Purchaser; provided that such assignment shall not impede the rights of the express beneficiaries of this Agreement under Section 6.8.

Section 9.6. Entire Agreement; Third-Party Beneficiaries. This Agreement, the Promissory Note (together with the collateral documents, exhibits and instruments referred to therein), the CVR Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remain in full force and effect, and provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. Except for (a) the rights of the stockholders of the Company to receive the Offer Price and the Merger Consideration, and the holders of Company Equity Awards to receive the consideration described in Section 3.2, (b) the right of the Company, on behalf of the stockholders of the Company and the holders of Company Equity Awards (each of which are third party beneficiaries hereunder to the extent required for this clause (b) to be enforceable), to pursue specific performance as set forth in Section 9.13 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Purchaser’s breach of this Agreement, (c) as provided in Section 6.5 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions), and (d) the rights of the Company Related Parties under Section 8.5(c), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 9.7. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9. Counterparts. This Agreement may be executed and delivered (including by email transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 9.10. Parent Performance Guaranty. As a condition to the inducement of the Company’s willingness to enter into this Agreement, Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 9.11. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement, the Offer, or the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Offer, or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties hereto has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.11 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.13. Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of or failure to perform any provision of this Agreement, irreparable harm would occur that monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to and injunction or injunctions, specific performance or other equitable relief to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without proof of damages or otherwise and without the posting of a bond or undertaking. The right of specific enforcement provided in this Section 9.13 is an integral part of the Contemplated Transactions and without that right, none of the Company, Parent or Purchaser would have entered into this Agreement. The parties hereto hereby waive, in any action for specific performance, any and all defenses on the basis that, and further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have adequate remedy at law. If, prior to any termination of this Agreement or the Outside Date, any party hereto brings any proceeding, in each case, in accordance with Section 9.11 and this Section 9.13, to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by: (i) the amount of time during which such proceeding is pending, plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such proceeding, as the case may be.

(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 9.13(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

Section 9.14. Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. References to “ordinary course of business” refer to the ordinary course of business of the Company, including reasonable actions or omissions taken or to be taken by the Company in good faith from time to time in response to changing economic and other conditions, circumstances and events. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include information or documents (i) uploaded to (x) the virtual data room hosted by Donnelly Financial Services or (y) the Company’s file sharing data room hosted by Progress ShareFile, in each case, prior to the execution of this Agreement, or (ii) filed with the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC on or after January 1, 2023, and at least two (2) Business Days prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statues) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYCLE GROUP HOLDINGS LIMITED

By:	/s/ James Harrison
Name: James Harrison
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AT2B, INC.

By:	/s/ James Harrison
Name: James Harrison
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APPLIED THERAPEUTICS, INC.

By:	/s/ Les Funtleyder
Name: Les Funtleyder
Title: Interim Chief Executive Officer and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Agreement.

1. Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer, unless, immediately prior to the then applicable Expiration Date:

(a) there have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn prior to the Expiration Date that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly owned Subsidiaries), represents at least a majority of the Shares outstanding as of the consummation of the Offer (such condition in this Paragraph 1(a) being, the “Minimum Tender Condition”);

(b) (i) to the extent applicable, any applicable waiting period under the HSR Act has expired or been terminated and (ii) all approvals or clearances applicable to the Offer or the Merger in accordance with the foreign Merger Control Laws listed on Annex IV have been obtained or given; and

(c) no court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, making illegal, enjoining or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger, and no Law applicable to the Offer or the Merger restraining, making illegal, enforcing or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger shall be in effect.

2. Additionally, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

(a) (i) the Company has breached in a material respect any of its agreements or covenants to be performed by it or complied with under the Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, unless such breach or failure to comply has been waived in writing by Parent, (ii) the representations and warranties of the Company contained in the Agreement (other than the representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), Section 4.9(a) (Absence of Certain Developments), Section 4.22 (Brokerage), clause (i) of Section 4.23 (State Takeover Statutes), Section 4.26 (No Rights Agreement), Section 4.27 (Opinion) and Section 4.28 (No Vote Required)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date, and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect or (iii) the representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), Section 4.9(a) (Absence of Certain Developments), Section 4.22 (Brokerage), clause (i) of Section 4.23 (State Takeover Statutes), Section 4.26 (No Rights Agreement) Section 4.27 (Opinion) and Section 4.28 (No Vote Required) are not true and correct in all respects, except for immaterial inaccuracies, as of

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the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date);

(b) the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Paragraphs 2(a) and 2(c) have been satisfied as of the Expiration Date;

(c) since the date of the Agreement, there has occurred a Company Material Adverse Effect; or

(d) the Agreement has been validly terminated pursuant to its terms.

The conditions set forth in Paragraph 2 of this Annex I are for the benefit of Parent and Purchaser, and, except for the conditions set forth in clause (d), Parent or Purchaser may waive such conditions, in whole or in part, at any time or from time to time prior to the Expiration Date, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

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Annex II

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPLIED THERAPEUTICS, INC.

FIRST: The name of the corporation is Applied Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH: The Corporation is authorized to issue one class of stock, to be designated “Common Stock” with a par value of $0.01 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is One Hundred (100).

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board of Directors”). In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation (the “Certificate”) or the Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.

SEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article SEVENTH.

EIGHTH:

Section 1. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Section 2. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended..

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Section 3. Any repeal or modification of this Article EIGHTH shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article EIGHTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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Annex III

SECOND AMENDED AND RESTATED

BYLAWS

OF

APPLIED THERAPEUTICS, INC.

(A DELAWARE CORPORATION)

ARTICLE I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be determined from time to time by the Board of Directors of the corporation (the “Board of Directors”) or, if not determined by the Board of Directors, by the Chairman of the Board or the President; provided that the Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place but shall be held solely by means of remote communication in accordance with Section 1.12.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at a time to be fixed by the Board of Directors and stated in the notice of the meeting.

1.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President or the holders of record of not less than 10% of all shares entitled to cast votes at the meeting, for any purpose or purposes prescribed in the notice of the meeting and shall be held, on such date and at such time as the Board of Directors may fix. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings.

(a) Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by the Board of Directors, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the corporation). The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (1) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

1.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock, and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, in the manner provided by law. If the meeting is held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.

1.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if the Board of Directors fixes a new record date for the adjourned meeting in accordance with Section 4.5, written notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by a written proxy executed by the stockholder or the stockholder’s authorized agent or by an electronic transmission permitted by law and delivered to the Secretary of the corporation. No stockholder may authorize more than one proxy for his or her shares. Any copy, facsimile transmission or other reliable reproduction of the writing or electronic transmission created pursuant to this section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

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1.9 Action at Meeting.

(a) At any meeting of stockholders for the election of one or more directors at which a quorum is present, the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

(b) All other matters shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), provided that a quorum is present, except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

(c) All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or the stockholder’s proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability.

1.10 Conduct of Business. At every meeting of the stockholders, the Chairman of the Board, or, in his or her absence, the President, or, in his or her absence, such other person as may be appointed by the Board of Directors, shall act as chairman. The Secretary of the corporation or a person designated by the chairman of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairman of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 1.8 of these Bylaws to act by proxy, and officers of the corporation.

The chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman’s discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

1.11 Stockholder Action Without Meeting. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a proxy holder or other person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purpose of this Section 1.11, provided that such electronic transmission sets forth or is delivered with information from which the corporation can determine (a) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (b) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is

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transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

1.12 Meetings by Remote Communication. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

ARTICLE II

BOARD OF DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy on the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.2 Number and Term of Office. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall initially be one (1) and, thereafter, shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or by the stockholders of the corporation pursuant to a resolution adopted by the stockholders of the corporation holding a majority of the outstanding capital stock of the corporation (voting as a single class on an as-converted basis) All directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal.

2.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, by the sole remaining director, or, to the extent required by the Certificate of Incorporation or if there are no directors, by the stockholders, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

2.4 Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the President, Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.5 Removal. Subject to the rights of the holders of any series of preferred stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the

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affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director, or by the stockholders at the next annual meeting or at a special meeting called in accordance with Section 1.3 above. Directors so chosen shall hold office until the next annual meeting of stockholders.

2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or one or more directors and may be held at any time and place, within or without the State of Delaware.

2.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by whom it is not waived by (a) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (b) sending a facsimile to his or her last known facsimile number, or delivering written notice by hand to his or her last known business or home address, at least 24 hours in advance of the meeting, or (c) mailing written notice to his or her last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

2.9 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.10 Quorum. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

2.12 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.13 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it

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therefor confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

2.14 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

2.15 Nomination of Director Candidates. Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations for the election of Directors may be made by (a) the Board of Directors or a duly authorized committee thereof or (b) any stockholder entitled to vote in the election of directors.

ARTICLE III

OFFICERS

3.1 Enumeration. The officers of the corporation shall consist of a President, a Secretary and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board, a Chief Executive Officer and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote appointing the officer, or until his or her earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his or her written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

3.6 Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he or she shall perform such duties and possess such powers as are assigned to the Chairman by the Board of Directors and these Bylaws. Unless otherwise provided by the Board of Directors, he or she shall preside at all meetings of the Board of Directors.

3.7 President. Subject to the direction of the Board of Directors and such supervisory powers as may be given by these Bylaws or the Board of Directors to the Chairman of the Board, if such titles be held by other

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officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the corporation. The President shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The President shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation, other than the Chairman of the Board.

3.8 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are set forth in these Bylaws and as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.11 Delegation of Authority. The Board of Directors may from time-to-time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. The shares of the corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares, whereby each stockholder shall be entitled to a certificate of the capital stock of the corporation in such form as may from time to time be prescribed by law and by the Board of Directors. Each such certificate shall be signed by, or in the name of, the corporation by any two (2) authorized officers of the corporation. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or

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whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. The corporation shall be permitted to issue fractional shares.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of and to vote at any meeting of stockholders or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed by the Board of Directors, the record date for determining the stockholders entitled to notice of and to vote at a meeting of stockholders shall be the close of business on the day before the date on which notice is given, or, if notice is waived, the close of business on the day before the date on which the meeting is held. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary, shall be the date on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE V

GENERAL PROVISIONS

5.1 Fiscal Year. The fiscal year of the corporation shall be as fixed by the Board of Directors.

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5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness or manner of notice.

5.4 Actions with Respect to Securities of Other Corporations. Except as the Board of Directors may otherwise designate, the President or any officer of the corporation authorized by the President shall have the power to vote and otherwise act on behalf of the corporation, in person or by proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers that this corporation may possess by reason of this corporation’s ownership of securities in such other corporation or other organization.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent of the corporation shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic 10 transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

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5.10 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the corporation, as provided by law, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

5.11 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

5.12 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

5.13 Annual Report. For so long as the corporation has fewer than 100 holders of record of its shares, the mandatory requirement of an annual report under Section 1501 of the California Corporations Code is hereby expressly waived.

5.14 Forum for Certain Actions. To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 5.14.

ARTICLE VI

AMENDMENTS

6.1 By the Board of Directors. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 Directors and Executive Officers. The Corporation shall indemnify its directors and executive officers (for the purposes of this Article VII, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the Delaware General Corporation Law or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by

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individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

7.2 Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

7.3 Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another Corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

7.4 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Article VII shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except

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in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.

7.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law or, or by any other applicable law.

7.6 Survival of Rights. The rights conferred on any person by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.7 Insurance. To the fullest extent permitted by the Delaware General Corporation Law or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

7.8 Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

7.9 Saving Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

7.10 Certain Definitions. For the purposes of this Article VII, the following definitions shall apply:

a)

The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

b)

The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

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c)

The term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

d)

References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.

e)

References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this section.

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CERTIFICATE OF SECRETARY

OF

APPLIED THERAPEUTICS, INC.

I, [●], duly elected and qualified Secretary of APPLIED THERAPEUTICS, Inc., a Delaware corporation (the “Corporation”), hereby certify that the Bylaws to which this Certificate is attached are the Bylaws of the Corporation.

Executed effective on [●].

[●], Secretary

Annex IV

MERGER CONTROL LAWS

None.

Annex V

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT